EXHIBIT 99.1

PHILIP MORRIS INTERNATIONAL DEFERRED PROFIT-SHARING PLAN

PHILIP MORRIS INTERNATIONAL
DEFERRED PROFIT-SHARING PLAN
SUMMARY PLAN DESCRIPTION

PMI Global Services Inc. reserves the right to amend this Plan at any time or from time-to-time without the consent of or, to the extent permitted by law, prior notice to any employee or participant. Although PMI Global Services Inc. expects to continue the Plan indefinitely, it is not legally bound to do so, and it reserves the right to terminate the Plan or any Plan benefit option, feature, or component at any time without liability.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITES ACT OF 1933

FOR ELIGIBLE EMPLOYEES OF:

•	PMI Global Services Inc.

Philip Morris International Deferred Profit-Sharing Plan	1

CONTENTS
GENERAL INFORMATION	3
PURPOSE OF THE PLAN	3
HOW DO I GET INFORMATION ABOUT THE PLAN?	3
ELIGIBILITY AND PARTICIPATION	5
WHO IS ELIGIBLE TO PARTICIPATE?	5
WHAT IS ELIGIBILITY SERVICE?	7
PLAN CONTRIBUTIONS	7
GENERAL	7
PERSONAL CONTRIBUTIONS	8
IMPACT ON OTHER BENEFITS	10
LIMITS ON YOUR PERSONAL CONTRIBUTIONS	10
BEFORE-TAX VS. AFTER-TAX CONTRIBUTIONS	10
STARTING/CHANGING/STOPPING YOUR PERSONAL CONTRIBUTIONS	11
ROLLOVER CONTRIBUTIONS	11
COMPANY CONTRIBUTION	11
Who Shares in the Company Contribution	12
Contributions for Transferred Employees	12
MATCH CONTRIBUTIONS	12
COMPANY, MATCH AND PERSONAL CONTRIBUTION LIMITATIONS	13
WHAT ARE MY CONTRIBUTION SOURCES?	13
VESTING	14
NAMING A BENEFICIARY	14
STATEMENTS OF ACCOUNT	14
PLAN INVESTMENTS	15
WHAT ARE MY INVESTMENT CHOICES?	15
SOME KEYS TO INVESTING	16
Diversification	16
Determining Your Mix	16
Time	17
Risk vs. Reward	17
Investment Option Fees	17
INVESTMENT OPTIONS	17
REAL-TIME TRADING OF PMI, ALTRIA, KRAFT HEINZ, AND MONDELĒZ STOCK	25
CASH DIVIDENDS ON PMI STOCK	26
Investment Considerations	27
DIVIDENDS ON ALTRIA, KRAFT HEINZ, AND MONDELĒZ STOCK	27
INVESTMENT FUND INFORMATION	28
Investment Option Purchase Information	28
Distribution of Prospectuses and Other Investment Information	28
INVESTMENT ADVICE	28
HOW DO I INVEST FUTURE CONTRIBUTIONS?	29
Changing Your Direction of Investment	29
Changing the Direction of Investment of Future Contributions - An Example	30
Default Investment Option if no Direction of Investment	30
HOW DO I PERFORM AN EXCHANGE OR REBALANCE MY CURRENT ACCOUNT BALANCE?	30
Exchanges	30
Rebalancing Your Account	33
EXCESSIVE SHORT-TERM TRADING	34
Penalties for Short-Term Trading	35
HOW IS MY ACCOUNT VALUED?	35
PLAN LOANS	36

Philip Morris International Deferred Profit-Sharing Plan	2

HOW DO I TAKE A LOAN?	36
Loan Interests	36
Interest Rate	36
Fulfilling Your Loan Request	36
Types of Loans	37
Finding the Loan That Works for You	38
Repayment of Loans	38
Prepayment of Loans	39
If You Default on Your Loan	39
WITHDRAWALS	40
HOW DO I MAKE A WITHDRAWAL?	40
About Withdrawals	40
Hardship Withdrawals	40
Age 59½ Withdrawal	41
Pre-1987 After-Tax Contributions	42
Other After-Tax Withdrawals and Withdrawals of Your Rollover Account	42
Tax Implications of a Withdrawal	42
Withdrawals and PMI, Altria, Kraft Heinz, and Mondelēz Stock	42
PLAN DISTRIBUTIONS	44
HOW DO I RECEIVE A DISTRIBUTION?	44
Deferring Your Payment Election When You Retire or Terminate	45
How Payment Will Be Made	45
Options for Payments to Your Beneficiary	45
PMI, Altria, Kraft Heinz, and/or Mondelēz Stock Distributions	46
Distributions upon Retirement, Death or Disability	46
ABOUT FEDERAL TAXES	46
Plan Payments (Eligible Rollover Distributions) That Are Directly Rolled Over to an Eligible Retirement Plan	48
Plan Payments That Are Paid Directly to You (Whether or Not Eligible for Rollover)	48
Ten-Year Averaging Method of Tax	49
10% Additional Tax	49
Taxation of PMI, Altria, Kraft Heinz and Mondelēz Stock	49
PLAN CLAIMS AND APPEALS	50
HOW DO I APPLY FOR A PLAN BENEFIT?	50
Application for a Benefit	50
Violation of Company Policy	50
HOW TO APPEAL THE DENIAL OF A CLAIM	50
SPECIAL SITUATIONS AFFECTING PLAN BENEFITS	51
Limitations on DPS Plan Contributions	51
Assignment of Benefit	51
Uncashed Checks	52
Loss, Forfeiture, Suspension, or Reduction of a Plan Benefit	52
DPS PLAN FEES	53
Investment Option Fees	53
Administrative Fees	53
Participant Transaction Fees	53
VOTING AND TENDER RIGHTS FOR PARTICIPANTS INVESTING IN PMI, ALTRIA, KRAFT HEINZ AND MONDELĒZ STOCK	54
ERISA GENERAL INFORMATION	54
Plan Name	55
Plan Type	55
Plan Identification	55

Philip Morris International Deferred Profit-Sharing Plan	3

Plan Sponsor, Plan Administrator and Fiduciaries	55
Plan Sponsor	55
Plan Administrator	55
Fiduciaries	55
Plan Year	56
Plan Financing	56
Plan Trustee	57
Information Concerning the Investment Options	57
Plan Continuance	57
Agent for Service of Legal Process	57
STATEMENT OF PARTICIPANT’S RIGHTS	57
Receive Information About Your Plan and Benefits	58
Prudent Actions by Plan Fiduciaries	58
Enforce Your Rights	58
Assistance with Your Questions	58
PARTICIPATING COMPANY	59
GENERAL INFORMATION
PURPOSE OF THE PLAN
The information in this Summary Plan Description (SPD) is designed to help you understand the major provisions of the Philip Morris International Deferred Profit-Sharing Plan. The Philip Morris International Deferred Profit-Sharing Plan is sometimes referred to in this SPD as the Plan or the DPS Plan. This SPD reflects the terms of the Plan as of January 1, 2018.
Please read this SPD carefully and contact the Fidelity Benefits Center Line at 1-800-890-4015 or www.NetBenefits.com, if you have questions concerning the Plan.

There are several features available only to Employees who are hired or rehired by a Participating Company on or after January 1, 2009. These salaried employees will be referred to in this SPD as “Match-Eligible Employees.” Match-Eligible Employees are not eligible to participate in the Philip Morris International Retirement Plan.
The Plan helps you save for retirement in the following ways:

•
Each year for which you are eligible, a contribution (the Company Contribution) is made to your DPS Plan Account. The Company Contribution gives you a direct share in your Participating Company’s success for that year.

•
You can also contribute your own personal money (Personal Contributions) on a before-tax basis, an after-tax basis, or in a combination of the two. If you are age 50 or older, you can also make before-tax “catch-up” Personal Contributions to increase the amount you save.

•
If you are a Match-Eligible Employee who makes Personal Contributions after 90 days from your date of hire, your Participating Company will match your before-tax and/or after-tax contributions (Match Contributions), dollar for dollar, up to the first 5% of compensation that you contribute each payroll period.

You can invest your Personal Contributions, Company, and Match Contributions in a choice of Investment Options (the “investment options). Among other options, you will have the choice to invest in the common stock of Philip Morris International Inc. (PMI Stock) as part of this Plan.
HOW DO I GET INFORMATION ABOUT THE PLAN?
You must contact Fidelity for all Plan questions. Access to your DPS Plan Account is available at the Fidelity Benefits Center Line at 1-800-890-4015 or online at Fidelity’s NetBenefits service (www.NetBenefits.com).

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When you call Fidelity’s toll-free number at 1-800-890-4015 you are connected to an automated Voice Response System (VRS). With VRS, you can use the buttons on a Touch-Tone phone to check the current balance in your DPS Plan Account and get most DPS Plan information. The VRS and NetBenefits are available virtually 24 hours a day. Service Representatives are available on business days from 8:30 a.m. to 8:00 p.m. Eastern time.
When accessing Fidelity for the first time, you will be asked to establish a 6–12 digit personal identification number (PIN). Whether you choose to contact Fidelity through NetBenefits or by phone, you will need to use your PIN each time you access your DPS Plan Account. It’s important to choose a PIN that’s easy for you to remember, but hard for someone else to guess.
You can access information about your DPS Plan Account and perform the following transactions. You can:

•	Check the market value of your entire Account and each of your contribution sources (see the “What Are My Contribution Sources” section),

•	Start, change, stop or review each of your Personal Contribution (including before-tax catch-up contribution) rates (see the “Personal Contributions” section),

•	Access Financial Engines®, a web-based service, or access a Financial Advisor that offers independent investment advice on how to invest your Account (see the “Investment Advice” section),

•	Request rates of return for one or more of the Investment Options (see the “Fund Performance” section),

•	Check or change the direction of investment for future Personal Contributions, Company Contributions, and Match Contributions (see the “How Do I Invest Future Contributions?” section),

•	Review or change your dividend election for PMI Stock (see the “Cash Dividends on PMI Stock” section),

•
Reallocate your Account balance or each contribution source balance among the Investment Options (other than PMI Stock, Altria Stock, Kraft Heinz Stock, Mondelēz Stock, and the Fidelity Money Market Fund) by performing a rebalance transaction, or by performing a fund exchange between Investment Options (including PMI Stock, but excluding purchases of Altria Stock, Kraft Heinz Stock, Mondelēz Stock, and the Fidelity Money Market Fund) (see the “How Do I Perform An Exchange or Rebalance My Current Account Balance?” section),

•
Perform a Real-Time Trade (buy or sale) of PMI Stock or a Real-Time Trade (sale only) of Altria, Kraft Heinz, or Mondelēz Stock (see the “Real-Time Trading of PMI, Altria, Kraft Heinz, and Mondelēz Stock” section),

•	Apply for a loan or check the current balance of an outstanding loan (see the “How Do I Take a Loan?” section),

•	Apply for a withdrawal or a distribution (see the “How Do I Make a Withdrawal?” and “How Do I Receive a Distribution?” sections),

•	Access general DPS Plan information, and

•	Request a form, such as a Beneficiary Form or Rollover Form, or other documents.
Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services are provided by Financial Engines L.L.C., a federally registered investment advisor.

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Please keep in mind that your password can be used to access your personal account information and request transactions such as withdrawals and distributions. It is also your legal signature for all Plan transactions, so you are responsible for maintaining the confidentiality of that information. You should verify that your email address and permanent address on file are up to date, especially if you recently moved, were divorced or separated from your spouse. This is important to protect your privacy because Plan communications, including but not limited to, account statements, legally-required communications, confirmation statements and temporary password requests, may be mailed to the permanent address on file at the Plan.

ELIGIBILITY AND PARTICIPATION
WHO IS ELIGIBLE TO PARTICIPATE?
You are an “employee” eligible to participate in the DPS Plan if you receive a regular and stated compensation or are compensated on a commission basis directly from one of the Participating Company listed at the back of this summary plan description AND you are either a full-time employee or a part-time employee.

The following employees or individuals are not eligible to participate in the DPS Plan:

•	Employees covered by a collective bargaining agreement, unless such agreement specifically provides for such employees’ inclusion in the Plan.

•	Employees covered under another approved profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code to which a Participating Company is contributing.

•	Employees compensated at an hourly rate.

•
Highly Compensated Employees (as defined by Internal Revenue Code Section 414(q)) who were transferred from a subsidiary of Altria Group Inc. that is not a Participating Company (referred to in this SPD as a “Predecessor Affiliate”) that is organized outside of the United States to a Participating Company and who are excluded from participation in the Plan by the Plan Administrator (or the administrator of the Altria Group Inc. DPS Plan) no later than the day preceding the last business day of the plan year in which such transfer occurs.

•	Employees who are employed by Philip Morris International Inc. or any of its subsidiaries which is a Participating Company and who is a third country national and not paid from an expatriate payroll.

•
Employees who are (i) employed primarily outside of the United States; (ii) are covered under the local benefits program of a subsidiary of Philip Morris International Inc. that is not a Participating Company (referred to in this SPD as an “Affiliate”) by whom he is primarily employed; and (iii) whose local payroll is located outside of the United States.

•	Employees who are five percent (5%) owners (as defined in Section 416 of the Internal Revenue Code).

•
Individuals classified by a Participating Company as an “independent contractor,” “leased employee” or “consultant” (which status may be evidenced by the payroll practices or records of a Participating Company, or by a written or oral agreement or arrangement with the individual or with another organization that provides the services of the individual to a Participating Company, under which the individual is treated as an independent contractor is otherwise treated as an employee of an entity other than a Participating Company (such as a leasing organization, agency, vendor, contractor or other third party, including but not limited to a temporary employment agency, whether on a part time or full time basis)), during the period so classified, irrespective of: (i) whether such characterization is subsequently challenged, changed or upheld by a Participating Company or any court or governmental authority, including, without limitation, an individual classified by a Participating Company as a "leased employee" (as described in Section 414(n) of the Internal Revenue Code); and (ii) how such individual may be treated by a Participating Company for other purposes (such as employment tax purposes).

•
Individuals classified by a Participating Company as a “temporary worker” (regardless of how long the person actually provides services or the number of hours worked in a given week), “project worker,”

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“contingent worker,” or “trainee” temporarily assigned to work in the United States (which status may be evidenced by the payroll practices or records of a Participating Company, or by a written or oral agreement or arrangement with the individual or with another organization that provides the services of the individual to a Participating Company), during the period so classified, irrespective of (i) whether the individual is treated as an employee of a Participating Company under common law employment principles; (ii) whether such characterization is subsequently challenged, changed or upheld by a Participating Company or any court or governmental authority; and (iii) how such individual may treated by a Participating Company for other purposes (such as employment tax purposes).

You will cease to be considered an employee eligible to participate in the Plan upon termination of your employment for any reason, including receiving a severance pay allowance (as defined in the Philip Morris International Severance Pay Plan) or salary continuation.

However, you will be deemed, for purposes of this Plan, to be an employee and continuously employed by a Participating Company during all periods of leave of absence with or without pay, including leaves of absence to perform Service in the Uniformed Services of the United States for a period during which you have reemployment rights under Federal law and/or are receiving payments for a period of more than 30 days, which represent wages you would have received from a Participating Company if you had continued to perform services for the Participating Company rather than performing Service in the Uniformed Services of the United States. In addition, you will be deemed to be an employee and continuously employed by a Participating Company during the first twenty-four months you are eligible to receive a disability allowance under the Philip Morris International Long-Term Disability Plan (the “LTD Plan”) on account of a disability for which you are unable to perform your occupation (as defined in the LTD Plan). If you are a former employee, no period for which you are receiving a disability allowance under the LTD Plan on account of a disability for which you are unable to perform any occupation (as defined in the LTD Plan) shall be included.

Personal Contributions
You are eligible to elect to begin making Personal Contributions as soon as administratively practicable following your date of hire. However, if you were hired on or after July 1, 2010, and you are classified by a Participating Company as an Intern, or as a Part-Time Employee who is regularly scheduled to work less than 20 hours per week, you are not eligible to make Personal Contributions to the Plan until you have been credited with 1,000 Hours of Service. See the “What is Eligibility Service” section for more information.

Shortly after you become eligible, you will receive instructions about how to start making Personal Contributions.

You may enroll in the Plan at any time by contacting Fidelity. If you were hired on or after January 1, 2007, you will be automatically enrolled in the DPS Plan as soon as administratively practicable after completing at least 90 days of eligibility service (regardless of the number of hours worked), if you have not enrolled in the Plan by that time; provided, however, that if you were hired on or after July 1, 2010 and you are classified by a Participating Company as an intern, or as a Part-Time Employee who is regularly scheduled to work less than 20 hours per week, you will be automatically enrolled in the DPS as soon as administratively practicable after you have been credited with 1,000 Hours of Service.
If you are a transferred employee from another PMI company or a re-hired employee, you will not be automatically enrolled, and you will need to enroll online at www.NetBenefits.com. See the “Personal Contributions” section for details.
Before-tax and/or after-tax contributions made by a Match-Eligible Employee are eligible for Match Contributions beginning with the first payroll period that is at least 90 days from their date of hire.

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Company Contributions
All eligible employees, except Match-Eligible Employees, become eligible for a Company Contribution after completing 24 months of eligibility service. Match-Eligible Employees become eligible for a Company Contribution after completing 12 months of eligibility service.
For example.

•
If you are not a Match-Eligible Employee, you were hired on February 2, 2007, and you remain continuously employed to December 31, 2009, you become eligible for the Company Contribution for 2009, based on all of your Compensation (as defined by the Plan) for the 2009 calendar year.

•
If you are a Match-Eligible Employee who was hired on January 2, 2018 and you remain continuously employed to December 31, 2019, you were eligible for the Company Contribution for 2019, based on all of your Compensation (as defined by the Plan) for the 2019 calendar year.

WHAT IS ELIGIBILITY SERVICE?
In general, eligibility service is your period of employment with the PMI companies. Eligibility service also includes your periods of employment with a company of the Altria Group, Inc. group of companies (“Altria Company”) while PMI was a member of the Altria Companies. Eligibility service is used to determine if you have completed the period of service needed to be eligible for a Company Contribution. It includes periods of active service, certain other periods during which you are considered to be employed and all periods of paid or unpaid leave of absence, including periods of military leave if you return to the PMI companies while your reemployment rights are guaranteed by law.

•	If you are a full-time employee: eligibility service also includes certain periods after you resign, are discharged or retire, if you return to work within 12 months.

•
If you are a part-time employee, eligibility service includes all hours for which you are paid or are entitled to be paid, whether or not for the performance of duties. You must accumulate at least 1,000 hours of service during a year in order to receive credit for a full year of eligibility service under the Plan. For the first year, the Plan uses the anniversary year beginning on the first day of your employment and ending on the first anniversary of that date. For subsequent years, the Plan uses calendar years, beginning with the calendar year that includes the first anniversary of your date of employment.

Once a part-time employee has completed the necessary months of eligibility service under the 1,000-hour rule described above, you are eligible to share in the Company Contribution to the Plan each year, regardless of the number of hours you complete. See the “Who Shares in the Company Contribution?” section for all of the requirements.
Reemployment
If you have satisfied the eligibility service requirement in order to receive a Company Contribution and your employment is terminated with the PMI companies, you will be immediately eligible to receive Company Contributions if you are later re-employed by the PMI companies. If you terminate your employment with the PMI companies before you have satisfied the eligibility service requirement, your eligibility service after your date of reemployment will be added to your eligibility service from your first period of employment. You will be eligible to receive a Company Contribution once your total eligibility service equals 24 months (12 months for Match-Eligible Employees) under the rules described above.
PLAN CONTRIBUTIONS
GENERAL
Company Contributions, your Personal Contributions, if any, and Match Contributions, if any, to the DPS Plan are calculated as a percentage of your eligible compensation. Your eligible compensation includes:

•	your base wage or salary,

Philip Morris International Deferred Profit-Sharing Plan	8

•	overtime pay,

•	any lump sum payment paid in lieu of an annual merit increase which would be in excess of your salary grade range,

•	salary reduction contributions to this Plan, to a cafeteria plan or other plan that are used to pay for the cost of benefits,

•
vacation pay, payments made to you while you are on approved leave (excluding payments made under a long-term disability benefit plan), and payments made to you under a short-term disability program, and

•
payments made to you while on a leave of absence to perform service in the Uniformed Services of the United States for a period of more than 30 days, which represent wages you would have received from a Participating Company if you had continued to perform services for the Participating Company rather than performing Service in the Uniformed Services of the United States.

and excludes all other items of compensation, such as:

•	bonuses,

•	cost-of-living and other allowances,

•	contributions to and payments from any other retirement, long-term disability or survivor benefit plan of a Participating Company;

•	awards under any incentive compensation plan,

•	severance payments;

•	payments made after you have separated from the service of your Participating Company that are not attributable to the time prior to your severance, and

•	Participating Company contributions to this or any other employee benefit plan.

Your Personal Contributions, the Company Contribution, and any Match Contributions to your DPS Plan Account are limited to a dollar amount of eligible compensation. For 2018, this eligible compensation limit is $275,000 the “Limitations on DPS Plan Contributions” section.

PERSONAL CONTRIBUTIONS
Generally, you can contribute up to 15% of your eligible compensation on a before-tax basis, an after-tax basis, or in a combination of the two. In addition, if you are age 50 or older by the end of a calendar year, you are also eligible to make before-tax catch-up contributions.
Personal Contributions are voluntary. Employees hired on and after January 1, 2007 will be automatically enrolled in the DPS Plan as soon as administratively practicable on or after the first payroll period after completing at least 90 days of eligibility service, if you have not enrolled in the Plan by that time; provided, however, that if you were hired on or after July 1, 2010 and you are classified by a Participating Company as an intern, or as a Part-Time Employee who is regularly scheduled to work less than 20 hours per week, you will be automatically enrolled in the DPS as soon as administratively practicable after you have been credited with 1,000 Hours of Service. If you are a transferred employee from another PMI company or a re-hired employee, you will not be automatically enrolled in the DPS pan. You will need to enroll online at www.NetBenefits.com. See the “Personal Contributions” section for details
When you are auto-enrolled you will be considered as electing to make before-tax contributions of 5% of your eligible compensation to the Plan. However, you can elect not to make Personal Contributions or elect a different percentage by contacting Fidelity or going on the www.NetBenefits.com website to elect 0% if you don’t want to make any contributions or any other percent up to 15%.

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On the www.NetBenefits.com website you can elect Easy Enroll with a pre-set enrollment of 3%, 5%, or 10% that is invested in the Plan’s default fund, the Vanguard Target Date Fund applicable to you. You can elect any other available Investment Option instead at any time.
Company Contributions will be made to the Plan on your behalf whether or not you have elected to make before-tax and/or after-tax contributions. However, Match Contributions up to a maximum of 5% of eligible compensation will only be made for a payroll period that is at least 90 days after your date of hire on or after January 1, 2009 if:

•	you are a Match-Eligible Employee, and

•	you have made before-tax or after-tax contributions, or a combination of the two, for that payroll period.
Before-Tax Contributions
Before-tax contributions are deducted from your paycheck before federal and, for most states, state and local income taxes, are withheld. You can make before-tax contributions only through payroll deductions. No retroactive deductions or lump-sum before-tax contributions are permitted. Before-tax contributions are credited to your Before-Tax source. See the “What Are My Contribution Sources?” section.
After-Tax Contributions
After-tax contributions are deducted from your paycheck after income taxes are withheld. After-tax contributions cannot be made by lump-sum payments. After-tax contributions are credited to your After-Tax source.
Catch-up Contributions
The Plan provides two opportunities for you to increase your retirement savings by making additional Personal Contributions to your Account. One is only available to employees who will be age 50 or older by the end of a calendar year and who meet the criteria described below; the other is available to all participants who have not made the maximum after-tax contributions to the Plan. Before-tax catch-up contributions and after-tax contributions are not eligible for Match Contributions.
Before-Tax Catch-up Contributions
You can make before-tax catch-up contributions for a calendar year if you will be age 50 or older by the end of the calendar year, and:

•	Have contributed the Plan’s maximum before-tax contribution of 15% of eligible compensation for the entire Plan year; or

•	Either have or will reach the Internal Revenue Service (“IRS”) before-tax contribution limit for the year (see the chart below):

Limits for 2018*
401(k) IRS Before-Tax Contribution Limit	$18,500*
Before-Tax Catch-up Contribution Limit	$6,000*

*These limits for before-tax and before-tax catch-up contributions will be adjusted in future years for inflation.

You can contribute from 1% to 60% of your eligible compensation as a before-tax catch-up contribution up to the dollar limit set forth in the above chart. This contribution is in addition to your other before-tax contributions.

Once you have elected to make before-tax catch-up contributions, that election will carry forward year after year until you decide to change your deductions. If you elect to make before-tax catch-up contributions, but do not reach the Plan or IRS before-tax contribution limit for the year, your before-tax

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catch-up contributions will automatically be reclassified as a before-tax contribution up to the applicable limit. Any remaining amount will be considered a before-tax catch-up contribution. You can elect to make contributions or change your contribution elections by contacting Fidelity.

IMPACT ON OTHER BENEFITS
Your before-tax contributions and before-tax catch-up contributions to the DPS Plan do not reduce your annual earnings for purposes of calculating other earnings-related benefits, such as life insurance or the Philip Morris International Retirement Plan. You (or your beneficiary) will be eligible to receive these benefits based on your total eligible compensation prior to the deduction of all before-tax DPS contributions from your pay.
LIMITS ON YOUR PERSONAL CONTRIBUTIONS
Your Personal Contributions (other than before-tax catch-up contributions) are limited to a combined total of no more than 15% of your eligible compensation.

For example, if you elect to contribute 15% on a before-tax basis, you are not permitted to contribute any money on an after-tax basis. However, if you elect to contribute 8% on a before-tax basis, you could contribute up to 7% of eligible compensation on an after-tax basis. Certain highly-compensated employees may have additional limitations on the amount of after-tax contributions they can make to the Plan.

In addition, Federal tax law limits the amount of before-tax contributions you can make in any year. For 2018 the amount is $18,500. This limit will be indexed in future years to account for inflation. If you reach the before-tax dollar limit during the course of the year, your before-tax contributions will automatically be stopped for the remainder of the year. However, if you will be age 50 or older by the end of the year, you may be eligible to make before-tax catch-up contributions. See the “Catch-Up Contributions” section.

BEFORE-TAX VS. AFTER-TAX CONTRIBUTIONS
Before-tax contributions offer a savings advantage over after-tax contributions because your current taxable income is reduced by the amount of your before-tax contributions.
Below is an example that shows the increase in your take-home pay if you save with before-tax contributions rather than with after-tax contributions. The example assumes that you earn $55,000 and contribute 6% of your eligible compensation to the Plan.
Taxes are based on 2017 Federal income tax rates for a single taxpayer who claims one exemption ($4,050) and the standard deduction ($6,350). Social Security taxes are not included in the example because the same amount is deducted from your pay in either case.

	After-Tax	Before-Tax
Eligible Compensation	$55,000	$55,000
Personal Before-Tax Contributions (6%)	$0	$3,300
Taxable Income (after Standard Deduction and Personal Exemption)	$44,600	$41,300
Federal Taxes	$6,920	$6,095
Net Income after Before-Tax Contributions and Federal Taxes	$48,080	$45,635
Personal After-Tax Contributions (6%)	$3,300	$0
Take-Home Pay	$44,780	$45,635

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As the example shows, you can save the same amount with before-tax contributions and still take home more pay, in this example, $855 more. That’s money you can spend or use to increase your Personal Contributions to the Plan.
STARTING/CHANGING/STOPPING YOUR PERSONAL CONTRIBUTIONS
You may start or stop your Personal Contributions at any time by contacting Fidelity. You may also change your Personal Contribution rates as often as you like. Any change in your contribution rate will become effective as soon as administratively practicable; this may not be the next paycheck you receive.
If you are a Match-Eligible Employee and fail for any reason to make before-tax contributions and/or after-tax contributions for a payroll period after you have completed 90 days of eligibility service, your DPS Plan account will not be credited with a Match Contribution for that payroll period. See the “Match Contributions” section.
ROLLOVER CONTRIBUTIONS
If you have a balance in one or more of the following types of plans you may be eligible to “roll over” this money into the DPS Plan:

•	A former employer’s qualified retirement plan;

•	Multiple types of Individual Retirement Arrangements (IRAs);

•	A qualified section 403(b) custodial account or tax-sheltered annuity; and

•	A government section 457 plan.
After-tax contributions from qualified 401(a) and 403(b) plans may also be rolled over into the Plan.
Rollover contributions can be made at any time; however, they can only be made by money order, cashier’s check or a check from your prior plan or IRA. No in-kind rollovers are permitted. A rollover form is available from Fidelity. Before-tax rollover contributions are credited to your Rollover source. After-tax rollover contributions are credited to your After-Tax Rollover source.
COMPANY CONTRIBUTION
Each year a Company Contribution is made to the Plan on behalf of eligible Plan participants. The Company Contribution is based on the Business Rating of Philip Morris International as determined by the Compensation and Leadership Committee of the Board of Directors each year.

If the Business Rating PMI is determined by the Compensation and Leadership Committee of the Board of Directors of PMI to be:	Then the Company Contribution as a percentage of your eligible Compensation is:
Less than 85%	7%
86% to 87%	8%
88% to 89%	9%
90% to 92%	10%
93% to 94%	12%
95% to 97%	13%
98% to 99%	14%
100% or more	15%

The Company Contribution is generally made in February of the following year and can be made at any time prior to the filing of the Company’s federal income tax return for the year to which the Company Contribution relates.

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Who Shares in the Company Contribution
To qualify for a share of the Company Contribution for a Plan year, you must be a Plan participant who has completed 24 months (12 months for Match-Eligible Employees) of eligibility service (refer to the section entitled “What Is Eligibility Service?”), and:

•	Be employed by a Participating Company on the last business day of that year, or

•
Have retired or been retirement-eligible at your separation from the service of your Participating Company. You are considered to be retired or retirement-eligible when you separate from service at or after age 55 with at least 5 years of service, or

•
Terminated employment with a Participating Company, were eligible to receive a severance pay allowance under the Philip Morris International Severance Pay Plan and are retirement-eligible before the scheduled end of your severance pay allowance, or

•	Died during that year while an employee or as a current year retiree of a Participating Company, or

•
Suffered a disability during that year for which you are eligible for benefits under the Philip Morris International Long-Term Disability Plan (the “LTD Plan”), (LTD benefits not included in plan earnings) or

•	Were employed by a Participating Company during the year and transferred to a non-Participating Company within the PMI companies and continue to be so employed on the last business day of that year.
Contributions for Transferred Employees
If you transfer to a non-Participating Company within the PMI companies (and are still employed by a non-Participating Company as of the last business day of the year), you will receive the same Company Contribution, expressed as a percentage of eligible compensation, received by the other employees at the Participating Company from which you transferred. However, your Company Contribution will be based only on the eligible compensation paid to you while you were employed by a Participating Company.
If you transfer from a non-Participating Company to a Participating Company, if you are eligible for a Company Contribution (See Who Shares in the Company Contribution), your benefit is based only on the plan eligible compensation paid to you after your transfer while you were employed by a Participating Company.
MATCH CONTRIBUTIONS
Match-Eligible Employees who make before-tax and/or after-tax contributions for any payroll period after 90 days from their date of hire will also receive a Match Contribution. Your Participating Company will match your before-tax contributions and after-tax contributions, dollar for dollar, up to the first 5% of compensation that you contribute for each payroll period.
Example
You were hired by a Participating Company on March 1, 2017. Your annual salary is $78,000 ($3,000bi-weekly). You begin to make before-tax contributions of 5% of your pay, or $150, within one month as of your date of hire.
Beginning with the first payroll after May 29, 2017, your Participating Company will make a Match Contribution of $150 (5% of $3,000) for each bi-weekly payroll period that you make before-tax or after-tax contributions of at least 5% of your eligible compensation.
To receive the maximum amount of Match Contributions, you should spread your before-tax contributions and/or after-tax contributions to the DPS Plan over the entire year. This is because before-tax contributions and after-tax contributions are matched each payroll period.
When making the decision of how much to contribute each payroll period, keep in mind the dollar limitations the federal government sets each year ($18,500 for 2018) on the amount of before-tax

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contributions you can make for a calendar year, the dollar amount of compensation ($275,000 for 2018) that counts for purposes of the DPS Plan and the limits on total contributions to the DPS Plan ($55,000 for 2018).
If you are a Match-Eligible Employee and do not make a before-tax or an after-tax contribution for a payroll period, your DPS Plan account will not be credited with a Match Contribution for that payroll period. This would be true even if you were unable to make any more personal contributions to the DPS Plan because one of the limits would be exceeded.
Example
You have a bi-weekly wage of $3,000 and are making before-tax contributions of 5% of your pay, or $1505 for the period March 1, 2018 to October 31, 2018. Your Participating Company will make a Match Contribution of $150 (5% of your pay) for each bi-weekly payroll period that you make before-tax and/or after‑tax contributions of at least 5% of your pay.
You stop making before-tax contributions and make no further personal contributions to the DPS Plan for the period November 1, 2018 to December 31, 2018. No Match Contributions will be made by your Participating Company for the period November 1, 2018 to December 31, 2018.
COMPANY, MATCH AND PERSONAL CONTRIBUTION LIMITATIONS
The Internal Revenue Code (Code) restricts the amount of the Company Contribution, Match Contributions and Personal Contributions that may be made to the Plan for a year. Your Personal Contributions (other than before-tax catch-up contributions) may be limited or you may be prohibited from making contributions to ensure that the Plan conforms to these requirements. If it is necessary to reduce or stop your contributions to the Plan, you will be notified.
WHAT ARE MY CONTRIBUTION SOURCES?
The balance in your DPS Plan Account comes from different sources. These sources are based on the type of contribution that was made. For example, the Company source portion of your DPS Plan Account represents Company Contributions that have been made to your DPS Plan Account after you have completed 24 months of eligibility service (12 months in the case of a Match-Eligible Employee); the Before-Tax source represents before-tax contributions that you have made. The balance in each of your contribution sources includes any amount transferred to the Plan from the Altria Deferred Profit Sharing Plan.
As a Plan participant, you will have one or more of the following contribution sources:

•	Before-Tax: reflects any personal before-tax contributions you made and the investment returns on those contributions

•	Before-Tax Catch-Up: reflects any personal before-tax catch-up contributions you made and the investment returns on those contributions

•	After-Tax: reflects any personal after-tax contributions you made and the investment returns on those contributions

•	Company: reflects any Company Contributions made on your behalf and the investment returns on those contributions

•
Match: reflects any Match Contributions made by a Participating Company on behalf of Match-Eligible Employees as a result of before-tax and/or after-tax contributions for a payroll period and the investment returns on those contributions

•	Rollover: reflects amounts of before-tax money you have “rolled over” from another plan or IRA and the investment returns on those amounts

•	After-Tax Rollover: reflects amounts of after-tax money you have “rolled-over” from another plan or IRA and the investment returns on those amounts

•	Paysop Rollover: reflects amounts that have been transferred to the DPS Plan on behalf of former participants in the Philip Morris Employee Stock Ownership Plan and the investment returns on those

Philip Morris International Deferred Profit-Sharing Plan	14

amounts. In general, you must have been hired on or before January 1, 1986 to have a Paysop Rollover source.
VESTING
You are always 100% vested in the balance in your DPS Plan Account, determined as of the applicable valuation. Refer to the “How Is My Account Valued?” section.
NAMING A BENEFICIARY
A Beneficiary Form is used to designate the person(s) you choose to receive the balance in your DPS Plan Account when you die. If you are married, your spouse is automatically your beneficiary. If you wish to name someone in addition to or other than your spouse as your beneficiary, your spouse must provide his or her written, notarized consent on the Beneficiary Form.
You must complete a new Beneficiary Form online on www.NetBenefits.com to designate a beneficiary who is to receive the balance in your DPS Plan Account when you die. Any Beneficiary Form that you filed under the Altria DPS Plan before 2008 is no longer valid.
If you are married and later divorce, your beneficiary designation does not automatically change. If your former spouse was named as your beneficiary on the Beneficiary Form, he or she will receive the balance in your DPS Plan Account upon your death, even after your divorce, unless you have remarried or changed your beneficiary by completing and returning a new Beneficiary Form to Fidelity.
If you are single, you may name anyone you wish as your beneficiary. If you later marry, your spouse automatically becomes your beneficiary unless he or she consents in writing on the Beneficiary Form to have someone else named as beneficiary and the consent is properly notarized. If you later divorce or your spouse dies and you are single when you die, the person you named on the Beneficiary Form that is on file with Fidelity is your beneficiary unless you complete and return a new Beneficiary Form to Fidelity.
If you are single when you die and have not completed and returned a Beneficiary Form, your estate will be the beneficiary of your DPS Plan Account.
Beneficiary Forms are available for completion online on the www.NetBenefits.com website. Your completed form will be kept online in your plan record where you can review and update as needed in the future.
STATEMENTS OF ACCOUNT
Your Statement of Account provides you with information about your balances, transaction activity, investment performance, and more. Fidelity NetBenefits allows you to choose how you would like to access your Statement of Account. You can either:

•	view your statement online at any time, or

•	have paper statements mailed to your home after the end of each calendar quarter.
When you log on to www.NetBenefits.com you may elect online statements. You can create your own online statement to cover any time period you choose whenever you want and quarterly statements will no longer be mailed to you. However, one annual paper statement will be mailed to you after the end of each year.
If you prefer to have quarterly paper statements mailed to you, rather than use the online statement feature of Fidelity NetBenefits, you need to change your election in the “Mail Preferences” area of the Your Profile tab on Fidelity NetBenefits. Or you may contact a Service Representative at 1-800-890-4015.
Participants that do not have access to Fidelity NetBenefits, or Fidelity NetBenefits users that choose to receive paper statements rather than online statements will have a paper statement mailed to them after the end of each quarter.
If you have any questions about your online or paper Statement of Account or if you believe there may be an error, you should contact Fidelity immediately at 1-800-890-4015.

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PLAN INVESTMENTS
WHAT ARE MY INVESTMENT CHOICES?
The total amount of your DPS Plan Account, including all contribution sources and any earnings and losses from all such contribution sources, less payments made by the Trustee (see the “Plan Trustee” section), are held in a Trust Fund. The Trust Fund may only be used for the exclusive benefit of participants, former participants and their beneficiaries and for the payment of reasonable expenses of administering the Plan and the Trust Fund.
The Plan is intended to constitute a plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and 29 CFR 2550.404c-1. This means that the fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by a participant or beneficiary. This SPD contains information (or describes how to obtain information) so that you can make informed investment decisions and exercise control over the assets in your DPS Plan Account.
The Trustee keeps the Trust Fund invested in the following Investment Options in accordance with your directions (the ticker symbol for each Investment Option that is a mutual fund is noted next to the Investment Option):

•	The Mellon Stable Value Fund

•	Vanguard Intermediate-Term Treasury Fund (VFIUX)

•	Vanguard Institutional Index Fund (VINIX)

•	Fidelity Extended Market Index Fund (FSMAX))

•	Fidelity International Index Fund (FSPSX)

•	Vanguard European Stock Index Fund (VESIX)

•	Vanguard Life Strategy Moderate Growth Fund (VSMGX)

•	Vanguard Target Retirement Income Fund Investor Shares (VTINX)

•	Vanguard Target Retirement 2015 Fund Investor Shares (VTXVX)

•	Vanguard Target Retirement 2020 Fund Investor Shares (VTWNX)

•	Vanguard Target Retirement 2025 Fund Investor Shares (VTTVX)

•	Vanguard Target Retirement 2030 Fund Investor Shares (VTHRX)

•	Vanguard Target Retirement 2035 Fund Investor Shares (VTTHX)

•	Vanguard Target Retirement 2040 Fund Investor Shares (VFORX)

•	Vanguard Target Retirement 2045 Fund Investor Shares (VTIVX)

•	Vanguard Target Retirement 2050 Fund Investor Shares(VFIFX)

•	Vanguard Target Retirement 2055 Fund Investor Shares (VFFVX)

•	Vanguard Target Retirement 2060 Fund Investor Shares (VTTSX)

•	Vanguard Target Retirement 2065 Fund Investor Shares (VLXVX)

•	PMI Stock

•	Altria Stock (closed to new investments)

•	Kraft Heinz Stock (closed to new investments)

•	Mondelēz Stock (closed to new investments)

Another Investment Option, the Fidelity Money Market Trust Retirement Government Money Market II Portfolio (the “Fidelity Money Market Fund”) (“FRTXX”) is available only for the temporary investment of proceeds from sales of Altria, Kraft Heinz, and Mondelēz Stock.
See the “Investment Options” section below for information on each of these Investment Options. For more information you may contact Fidelity. You can get a copy of the following materials from Fidelity: a prospectus for the mutual funds in which the Funds are invested, and the Your Guide to Investing brochure that helps you understand investment concepts.
You choose how you want to invest contributions to your DPS Plan Account. You can choose to invest all contributions among the Investment Options (other than Altria, Kraft Heinz, and Mondelēz Stock and the Fidelity Money Market Fund), or you can choose to invest each contribution source among the Investment

Philip Morris International Deferred Profit-Sharing Plan	16

Options (other than Altria, Kraft Heinz, and Mondelēz Stock and the Fidelity Money Market Fund). The Trustee changes your investment in the Investment Options according to your instructions, which you may provide daily. See the “Changing Your Direction of Investment” section for how to change your investment election and the “Plan Sponsor, Plan Administrator and Fiduciaries” section for the limited instances when the independent fiduciary for the PMI Stock Investment Option, the Altria Stock Investment Option, the Kraft Heinz Stock Investment Option, and the Mondelēz Stock Investment Option may override your investment decision.
Each of the available Investment Options offers a different investment objective. Together, the Investment Options attempt to provide a balanced mix of risk and reward. This gives you the opportunity to invest your savings according to your own financial goals and risk tolerances.
SOME KEYS TO INVESTING
Diversification
Diversification, or the spreading of your money among several different types of investments to create an asset mix, is an important factor in successful investing. Studies show that investment mix is the single biggest factor in determining the overall success of an investment program. Diversification lets you take advantage of the different investment objectives of each of the Investment Options. A successful diversification program balances a mix of investments in accordance with your long-term financial goals and personal tolerance for risk. You should also consider your investments outside of the Plan when you make or review your investments under the Plan.
It is also important to periodically review your investment portfolio, your investment objectives, and the Investment Options under the Plan to help ensure that your retirement savings will meet your retirement goals. See the “Investment Options” section for information on each of the Investment Options offered under the DPS Plan.
It is generally unwise to overly concentrate the balance in your DPS Plan Account in an Investment Option that holds a single security or in any single Investment Option. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.
When making your decision whether to invest in PMI Stock, you should consider your entire financial relationship with Philip Morris International Inc and its companies; that is, your pension benefits and all forms of your compensation that are provided by your Participating Company. You should feel under no obligation to invest in PMI Stock. Nor should you feel under any obligation to continue to hold an investment in Altria, Kraft Heinz, or Mondelēz Stock.
Determining Your Mix
The DPS Plan offers three types of Investment Options for creating your mix: bond/fixed income investments, equity/stock investments and a blend of bond/fixed income investments and equity/stock investments.
Bond/fixed income investments seek steady earnings with smaller changes in value than equity/stock investments. For example, the investment objective of The Mellon Stable Value Fund is to provide a competitive rate of return (interest) with minimal change in the underlying value of the investments. The bond/fixed income investments offered by the DPS Plan are: The Mellon Stable Value Fund and the Vanguard Intermediate-Term Treasury Fund.

Equity/stock investments seek higher returns and have generally outperformed inflation over longer periods of time. However, equities involve more price fluctuations and risk of loss, particularly over the short term, than bond/fixed income investments. The equity/stock investments offered by the DPS Plan are: Vanguard Institutional Index Fund, Fidelity Extended Market Index Fund, Fidelity International Index Fund, Vanguard European Stock Index Fund, PMI Stock, Altria Stock, Kraft Heinz Stock, and Mondelēz Stock (Altria, Kraft Heinz, and Mondelēz Stock Investment Options are closed to new investments).

Philip Morris International Deferred Profit-Sharing Plan	17

The DPS Plan’s Vanguard Life Strategy Moderate Growth Fund offers a blend of professionally managed bond/fixed income investments and equity/stock investments.
The Fidelity Money Market Fund is a money market fund that invests in short-term investments and is only available for the temporary investment of the proceeds from sales of Altria, Kraft Heinz, and Mondelēz Stock; no other investments are permitted.
If you need assistance in deciding how to allocate your DPS Plan Account or each contribution source among the available Investment Options, consider seeking the advice of a professional advisor. See the “Investment Advice” section for information about receiving investment advice from Financial Engines, a registered investment advisor.
Time
Time frame, or the amount of time you have until you need your money, is an important consideration in selecting your mix. In general, the more time you have, the more you may be willing to take risks. That is because you probably have the time to assume more short-term risk (that is, fluctuations in the value of your investments) to achieve potentially higher long-term returns. On the other hand, the less time you have until you need your money, the less you may be willing to assume the short-term risks of equity/stock investments.
Risk vs. Reward
Once you have determined an appropriate mix of bond/fixed income investments, equity/stock investments and blends of both types of investments based on your time frame, consider your tolerance for risk.
Remember, you should consider each Investment Option’s short-term risk (that is, the variability in the value of your investments) against the Investment Option’s long-term risk (the risk that the Investment Option’s performance will not be adequate to provide for your retirement goals).
Each of the Investment Options has a different degree of risk. The PMI Stock Investment Option, the Altria Stock Investment Option, the Kraft Heinz Stock Investment Option, and the Mondelēz Stock Investment Option each have an added degree of risk in that each is invested solely in a single security.
If your time frame leads you to a mix with more risk than you are comfortable with, you might want to choose a mix with less potential risk. However, it is important to consider the trade-off between higher long-term return potential and greater short-term investment stability.
Investment Option Fees
In addition to investment risk, you may want to consider each Investment Option’s expense ratio, including investment management fees. These expenses for each of the Investment Options are charged against the net asset value (NAV) of the specific Investment Option and reduce your investment return.
INVESTMENT OPTIONS

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
The Mellon Stable Value Fund – Class M
The Contracts and securities purchased for the fund are backed solely by the financial resources of the issuers of such Contracts and securities. An investment in the fund is not insured or guaranteed by the manager(s), the plan sponsor, the trustee, the
The stable value fund seeks preservation of principal and a stable rate of return. Investment Manager: Mellon Institutional Funds
The Fund invests in in a diversified portfolio of contracts issued by creditworthy insurance companies ("GICs"), synthetic GICs, separate account GICs, variable rate GICs, repurchase agreements, and cash and cash equivalents, including money market instruments and certificates of deposit. Although the fund seeks to maintain a stable $1 unit price,

•    Someone who seeks a slightly higher yield over the long term than is offered by money market funds, but who is willing to accept slightly more investment risk.
• Someone who is interested in balancing an

Philip Morris International Deferred Profit-Sharing Plan	18

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
	Federal Deposit Insurance Corporation, or any other government agency at book value. For more details see the fund investment description on http://www.NetBenefits.com/.		it is possible to lose money by investing in the fund. There can be no assurance that the Fund will achieve its investment objective. Yield will vary.	aggressive portfolio with an investment that seeks to provide stability of price.
Vanguard Intermediate-Term Treasury Fund Admiral Shares (“VFIUX”)
In general the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities.) Fixed income securities also carry inflation risk and credit and default risks for both issuers and counterparties. Unlike individual bonds, most bond funds do not have a maturity date, so avoiding losses caused by price volatility by holding them until maturity is not possible. Additional risk information for this product may be found in the prospectus or other product materials, if available.

For more details see the fund investment description on http://www.NetBenefits.com/.
Seeks to obtain a moderate and sustainable level of current income. Investment Manager: The Vanguard Group, Inc.
The fund invests at least 80% of its assets in U.S. Treasury securities, which include bills, bonds, and notes issued by the U.S. Treasury. It is expected to maintain a dollar-weighted average maturity of 5 to 10 years

•    Someone who is seeking a fund that invests primarily in securities issued by the U.S. government and its agencies or instrumentalities.
•    Someone who is seeking to diversify an equity portfolio with a more conservative Investment Option.

Philip Morris International Deferred Profit-Sharing Plan	19

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Vanguard Institutional Index Fund Institutional Shares (“VINIX”)
Value and growth stocks can perform differently from other types of stocks. Growth stocks can be more volatile. Value stocks can continue to be undervalued by the market for long periods of time. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. Additional risk information for this product may be found in the prospectus or other product materials, if available.
For more details see the fund investment description on http://www.NetBenefits.com/
Seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks. Investment Manager: Vanguard Group, Inc.
The fund employs an indexing investment approach designed to track the performance of the Standard & Poor's 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

•    Someone who is seeking the potential for long-term share-price appreciation and, secondarily, dividend income.
•    Someone who is seeking both growth- and value-style investments and who is willing to accept the volatility associated with investing in the stock market.

Fidelity Extended Market Index Fund – Institutional Premium Class (“FSMAX”)
Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Investments in smaller companies may involve greater risks than those in larger, more well-known companies.

For more details see the fund investment description on www.NetBenefits.com.
Seeks to provide investment results that correspond to the total return stocks of mid- to small-capitalization United States companies. Investment Manager: Fidelity Management Research Company
Normally investing at least 80% of assets in common stocks included in the Dow Jones U.S. Completion Total Stock Market Index, which represents the performance of stocks of mid- to small-capitalization U.S. companies.

•    Someone who is seeking the potential for long-term share-price appreciation and, secondarily, dividend income.
•    Someone who is seeking both growth- and value-style investments and who is willing to accept the generally greater volatility of investments in smaller companies.

Philip Morris International Deferred Profit-Sharing Plan	20

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Fidelity International Index Fund – Fidelity Premium Class (“FSPSX”)
Stock markets, especially foreign markets, are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. Foreign securities are subject to interest rate, currency exchange rate, economic, and political risks, all of which are magnified in emerging markets. inflation
For more details see the fund investment description on www.NetBenefits.com.
Seeks to provide investment results that correspond to the total returns of foreign stock markets. Investment Manager: Fidelity Management Research Company
Normally investing at least 80% of assets in common stocks included in the Morgan Stanley Capital International Europe, Australasia, and Far East Index, which represents the performance of foreign stock markets. The MSCI EAFE is an unmanaged market capitalization-weighted index of equity securities of companies domiciled in various countries. The index is designed to represent performance of developed stock markets outside the United States and Canada and excludes certain market segments unavailable to U.S. based investors.

•    Someone who is seeking to complement a portfolio of domestic investments with international investments, which can behave differently.
•    Someone who is willing to accept the higher degree of risk associated with investing overseas.

Vanguard European Stock Index Fund Institutional Shares (“VESIX”)
Foreign securities are subject to interest-rate, currency-exchange-rate, economic, and political risks, all of which may be magnified in emerging markets. These risks are particularly significant for funds that focus on a single country or region. Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. Additional risk information for this product may be found in the prospectus or other product materials, if available.
For more details see the fund investment description on www.NetBenefits.com.

The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe.
Investment Manager: Vanguard Group, Inc.

The fund employs an indexing investment approach by investing all, or substantially all, of its assets in the common stocks included in the FTSE Developed Europe All Cap Index. The FTSE Developed Europe All Cap Index is a market-capitalization-weighted index that is made up of approximately 1,258 common stocks of large-, mid-, and small-cap companies located in 16 European countries-mostly companies in the United Kingdom, France, and Germany.

•    Someone who is seeking to complement a portfolio of domestic investments with an international investment focused on a specific country or region.
•    Someone who is willing to accept the higher degree of risk associated with concentrated investments in a specific country or markets region.

Philip Morris International Deferred Profit-Sharing Plan	21

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Vanguard Life Strategy Moderate Growth Fund Investor Shares (“VSMGX”)
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, economic or other developments. These risks may be magnified in foreign markets. In general the bond market is volatile, and fixed income securities carry interest rate risk. (As interest rates rise, bond prices usually fall, and vice versa. This effect is usually more pronounced for longer-term securities.) Fixed income securities also carry inflation risk and credit and default risks for both issuers and counterparties. Additional risk information for this product may be found in the prospectus or other product materials, if available.
For more details see the fund investment description on www.NetBenefits.com.
The investment seeks capital appreciation and a low to moderate level of current income. Investment Manager: Vanguard Group, Inc.
 The fund invests in other Vanguard mutual funds according to a fixed formula that reflects an allocation of approximately 60% of the fund's assets to common stocks and 40% to bonds. Its indirect bond holdings are a diversified mix of short-, intermediate-, and long-term U.S. government, U.S. agency, and investment-grade U.S. corporate bonds; mortgage-backed and asset-backed securities; and government, agency, corporate, and securitized investment-grade foreign bonds issued in currencies other than the U.S. dollar.

•    Someone who is seeking to invest in a fund that invests in both stocks and bonds.
•    Someone who is seeking the potential both for income and for long-term share-price appreciation and who is willing to accept the volatility of the bond and stock markets.

Philip Morris International Deferred Profit-Sharing Plan	22

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Vanguard Target Date Funds
Risk profile depends on target retirement ate; higher risk for later target retirement dates.
Investments are subject to the volatility of the financial markets, including equity and fixed income investments in the U.S. and abroad and may be subject to risks associated with investing in high yield, small cap and foreign securities.
For more details see the fund investment description on www.NetBenefits.com.

Seeks to provide broad diversification while incrementally decreasing exposure to stocks and increasing exposure to bonds as each fund’s target retirement date approaches.
Investment Manager: Vanguard Group, Inc.

Each Target Retirement Fund invests in several low-cost Vanguard index funds to create a broadly diversified mix of stocks and bonds. The year in a Target Retirement Fund’s name is its target date, the approximate year in which an investor in the Fund expects to retire and leave the workforce.
Additional information available in the prospectus or other product materials.

•    Someone who wants higher potential growth when they are younger but wants to adjust to a lower-risk portfolio as they approach retirement age.

•    Target date investments are generally designed for investors expecting to retire around the year indicated in each investment‘s name. The investments are managed to gradually become more conservative over time. The investment risks of each target date investment change over time as its asset allocation changes.

Philip Morris International Deferred Profit-Sharing Plan	23

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
PMI Stock
If you invest a significant portion of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it can be an effective strategy to help you manage investment risk. This is neither a mutual fund nor a diversified or managed Investment Option. Investing in a non-diversified single stock fund inherently involves more investment risk than investing in a diversified fund. Because this Option is not diversified, it (along with the Altria Group Inc. Stock Option, the Mondelēz Stock Option and the Kraft Heinz Foods Inc. Stock Option) has the highest risk of any Investment Option available under the plan.
For more details see the fund investment description on www.NetBenefits.com.

Provides plan participants the opportunity to invest in PMI Stock though the plan.
There is no investment manager for PMI Stock as the fund invests in PMI Stock in accordance with the terms of the DPS Plan (see the “Real-Time Trading of PMI, Altria, Kraft Heinz, and Mondelēz Stock” section).

Invests in the stock of Philip Morris International, Inc. Performance is directly tied to the performance of the company, as well as to that of the stock market as a whole.
When you exchange into or out of this stock, your transaction is generally processed on a real-time basis. Other purchase and sale requests such as contributions, distributions or other transactions, are aggregated and stock orders are typically sent to market on the following business day. These transactions, which may take multiple days to complete in some circumstances, are based on the volume-weighted average trade price.
The amount of an Investment Option that may be sold to exchange into stock is subject to reserve requirements. Industry-standard settlement periods apply to sales of stock.
Commissions and other transaction fees will apply to transactions involving this investment.
Dividends on shares of PMI Stock are automatically reinvested to purchase additional shares of PMI Stock unless you have elected to receive any dividends in cash.
Note: You are responsible for voting the shares held for your benefit. See the “Voting and Tender Rights For Participants Investing in PMI, Altria, Kraft Heinz, and Mondelēz Stock” section.
Someone who wants to own part of the company they may work for and share in the gains or losses of its stock.

Philip Morris International Deferred Profit-Sharing Plan	24

Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Altria Stock: Closed to new investments	See PMI Stock Investment Option profile above For more details see the fund investment description on www.NetBenefits.com.
Capital growth and dividend income through an investment in Altria Stock. Beginning March 28, 2008, dividends on shares of Altria Stock are no longer be reinvested in additional shares of Altria Stock
There is no investment manager for Altria Stock as the fund invests in Altria Stock in accordance with the terms of the DPS Plan (See the “Real-Time Trading of PMI, Altria, Kraft Heinz, and Mondelēz Stock” section).

Common stock of Altria Group, Inc.
Only shares of Altria Stock held on or before March 28, 2008 (the date of the spin-off of Philip Morris International Inc. from Altria Group, Inc.) are held in the Altria Stock Investment Option.
Note: You are responsible for voting the shares held for your benefit. See the “Voting and Tender Rights For Participants Investing in PMI, Altria, Kraft Heinz, and Mondelēz Stock” section.
• An investment in Altria Stock makes you, through your DPS Plan account, an owner of Altria Group, Inc.
Kraft Heinz Stock: Closed to new investments	See PMI Stock Investment Option profile above For more details see the fund investment description on www.NetBenefits.com.
Capital growth through an investment in Kraft Heinz Stock.
There is no investment manager for Kraft Heinz Stock as the fund invests in Kraft Heinz Stock in accordance with the terms of the DPS Plan (See the “Real-Time Trading of PMI, Altria, Kraft Heinz, and Mondelēz Stock” section).

Class A Common stock of Kraft Heinz Company
Only shares of Kraft Heinz Stock distributed in the March 30, 2007 spin-off of Kraft Heinz Company by Altria Group, Inc. are held in the Kraft Heinz Stock Investment Option.
Note: You are responsible for voting the shares held for your benefit. See the “Voting and Tender Rights For Participants Investing in PMI, Altria, Kraft Heinz, and Mondelēz Stock” section.
• An investment in Kraft Heinz Stock makes you, through your DPS Plan account, an owner of Kraft Heinz Company

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Investment Option	Risk/ Profile	Investment Goal; Investment Manager	How it Invests	Who may want to invest?
Mondelēz Stock: Closed to new investments	See PMI Stock Investment Option profile above For more details see the fund investment description on www.NetBenefits.com.
Capital growth through an investment in Mondelēz Stock.
There is no investment manager for Mondelēz Stock as the fund invests in Mondelēz Stock in accordance with the terms of the DPS Plan (See the “Real-Time Trading of PMI, Altria, Kraft Heinz, and Mondelēz Stock” section).

Class A Common stock of Mondelēz International, Inc.
Only shares of Mondelēz Stock distributed in the October 1, 2012 spin-off of Mondelēz International, Inc. by Kraft Foods, Inc. are held in the Mondelēz Stock Investment Option.
Note: You are responsible for voting the shares held for your benefit. See the “Voting and Tender Rights For Participants Investing in PMI, Altria, Kraft Heinz, and Mondelēz Stock” section.
• An investment in Mondelēz Stock makes you, through your DPS Plan account, an owner of Mondelēz International, Inc.
Fidelity Money Market Trust Retirement Government Money Market II Portfolio (“FRTXX”) Not available for direct investments	• Short-term: Low – returns are stable • Long-term: High – returns tend to barely stay ahead of inflation	Seeks to obtain as high a level of current income as is consistent with the preservation of capital and liquidity. Investment Manager: Fidelity Management Research Company
Investing in U.S. dollar-denominated money market securities of domestic and foreign issuers and repurchase agreements. Investing more than 25% of total assets in the financial services industries. Potentially entering into reverse repurchase agreements.

The conduit fund is intended only for the temporary investment of the proceeds from sales of Altria Stock in the Altria Stock Investment Option, Kraft Heinz Stock in the Kraft Heinz Stock Investment Option, and Mondelēz Stock in the Mondelēz Stock Investment Option and is not intended for the long-term investment of assets of the DPS Plan.

The investment manager appointed to manage an Investment Option may keep balances in such Investment Option in cash or short-term income securities, including a commingled fund of the Trustee, pending the selection and purchase of permanent investments or for liquidity purposes.
There is no investment manager for the PMI Stock, Altria Stock, Kraft Heinz Stock, and Mondelēz Stock Investment Options. The PMI Stock Investment Option is invested solely in PMI Stock, the Altria Stock Investment Option is invested solely in Altria Stock, the Kraft Heinz Stock Investment Option is invested solely in Kraft Heinz Stock, and the Mondelēz Stock Investment Option is invested solely in Mondelēz Stock, except in limited instances and amounts (such as to settle rades of fractional shares) or if Newport Trust Company, determines to impose a limitation or restriction on the investment in that particular Stock Investment Option. See the “Plan Sponsor, Plan Administrator, and Fiduciaries” section. Such short-term fixed income securities are money market instruments with less than one-year maturities.
Philip Morris International Inc. and its companies and the Plan do not guarantee the return of principal or the rate of return of any of the Investment Options in which you may invest under the Plan.
REAL-TIME TRADING OF PMI, ALTRIA, KRAFT HEINZ, AND MONDELĒZ STOCK
Real-Time Trading allows you to buy or sell shares of PMI Stock in the PMI Stock Investment Option, and to sell shares of Altria Stock in the Altria Stock Investment Option, Kraft Heinz Stock in the Kraft Heinz Stock Investment Option, and Mondelēz Stock in the Mondelēz Stock Investment Option through an exchange transaction that is executed according to your instructions at any time during normal New York Stock Exchange market hours.

Philip Morris International Deferred Profit-Sharing Plan	26

Please refer to the brochure “Real-Time Trading in the Philip Morris International Deferred Profit-Sharing Plan” for assistance in understanding Real-Time Trading and how to perform an exchange by utilizing one of a number of order types (Market, Limit, or Good ‘til Canceled).
If you need help in understanding the difference in the various types of orders, or how to perform an exchange using Real-Time Trading, the Service Representatives at Fidelity are available to answer any questions you may have. A copy of the brochure is available through Fidelity.
Real-Time Trading only applies to exchanges into (buying) and exchanges out of (selling) PMI Stock and to exchanges out of (selling) Altria, Kraft Heinz, and Mondelēz Stock. The trading price for PMI, Altria, Kraft Heinz, and Mondelēz Stock is determined by the composite listing price of each company’s stock and is subject to fluctuation based on company performance and market conditions. It does not apply to any other Plan transaction (e.g., investment of contributions and distributions).
Real-Time Trading affects the timing and other aspects of a variety of transactions (exchanges, loans, contributions and withdrawals) involving PMI, Altria, Kraft Heinz, and Mondelēz Stock. Please see the “How Real-Time Trading Affects Your DPS Plan Account” section (on page 6) of the “Real-Time Trading in the Philip Morris International Deferred Profit-Sharing Plan” brochure. Some of these rules and restrictions as well as how Real-Time Trading affects some transactions are also in this SPD.
The federal securities laws prohibit all employees of PMI and its affiliates from buying or selling PMI Stock on the basis of material non-public information about PMI and its affiliates, or from disclosing material non-public information to others who might trade on the basis of that information. In light of these legal requirements, all employees of PMI and its affiliates are subject to PMI’s Code of Conduct, which includes provisions relating to trading in securities, as well as related policy PMI 17-C, available at http://pmiprinciples.app.pmi/TEMPLATE/LAYOUTS/PMI/PPP/FrontEnd/detail_page.aspx?subactivity=Communicate+to+the+General+Public&policyguid=3b8f28c6-69c5-4ca4-b268-83158bd58d67&tabindice=1-1-1&newguid=true&newsubactivity=true&language=English.
Some business areas of PMI have adopted additional restrictions beyond those contained in the Code of Conduct as described below. Affected employees are separately notified of any applicable additional restrictions. In the event of any inconsistencies among applicable policies, the most restrictive provision will apply (unless you are expressly notified to the contrary by PMI’s VP & Chief Ethics & Compliance Officer).
Confidentiality
Your instructions to purchase or sell shares of PMI Stock and to sell shares of Altria, Kraft Heinz, and/or Mondelēz Stock under the Plan are communicated directly to the Trustee through a Real-Time Trading exchange transaction. Information relating to your individual purchase, holding, or sale of shares will be held in confidence and will not be divulged except as may be necessary to comply with applicable law.
CASH DIVIDENDS ON PMI STOCK
The Plan is designed to encourage you to save for retirement. However, if you have chosen to invest in the PMI Stock Investment Option, you can elect to reinvest the dividends on PMI Stock or to receive the dividends in cash. This flexibility is permitted because the Plan includes an employee stock ownership (“ESOP”) feature.
Your balances, if any, in PMI Stock are transferred to the ESOP portion of the Plan (see the “Plan Type” section) on a quarterly basis, generally right before the ex-dividend date. This allows the entire dividend on your shares of PMI Stock to be eligible to be reinvested in additional shares of PMI Stock or to be distributed to you in cash, depending upon your election.
Here is how this dividend election works:
Cash dividends on PMI Stock are expected to be declared four times a year, at the discretion of the Board of Directors of Philip Morris International Inc. They are credited to the PMI Stock Investment Option based on the number of shares held as of the close of the New York Stock Exchange on the record date and actually paid anywhere from two to four weeks later on the “dividend payable date.”

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To be considered a shareholder on record date, you must have purchased your shares prior to the ex‑dividend date (the ex-dividend date is two business days prior to record date).
If you have an investment in PMI Stock, you elect whether to reinvest any PMI Stock cash dividend or to receive it in cash. Your election on file at the close of business on the last business day before the applicable ex-dividend date will determine whether any PMI Stock dividend will be paid to you in cash or will be reinvested.
You can make your election at any time and can change it throughout the quarter. However, your election on file at the close of business on the last business day before the applicable ex-dividend date cannot be changed until after the dividend payable date.
For example, if the ex-dividend date is June 12th and the dividend payable date is July 9th, you cannot change your election between the close of business on June 11th and the close of business on July 9th. You make your election through the Fidelity NetBenefits website.
If you elect to reinvest a dividend, or if you do not have an election on file prior to the ex-dividend date, your share of any dividend will be credited to your DPS Plan Account on the dividend payable date and will be reinvested in PMI Stock.
If you elect to receive a dividend in cash, you will receive payment for your share of the dividend as soon as administratively possible after the dividend payable date (which is approximately two to four weeks after the ex-dividend date).
Each cash payment is subject to ordinary income taxes in the year paid to you and is not eligible to be taxed at the lower capital gains rate. The cash payment is not subject to the 10% penalty that applies to a premature distribution from the Plan.
No taxes will be withheld from your cash payment, however, and you are responsible for making all tax payments when you file your income tax return. You may be responsible for the payment of estimated income taxes to avoid the imposition of a penalty for the underpayment of your income taxes. Please consult with your tax advisor before making an election to receive a dividend in cash.
Payment of any dividend that you have elected to receive in cash will automatically be paid in the form of a check unless you have elected to have the payment directly deposited into your bank account. Electronic Funds Transfer (“EFT”) allows you to direct the Trustee to have cash dividends sent electronically to your bank account.
Generally, payments via EFT will reach your bank in 2 to 3 business days after the transaction is processed. Distributions by check generally reach your address 7 to 10 business days after the transaction is processed and require you to deposit the check into your bank account.
You may sign up for EFT through the Fidelity Benefits Center Line or NetBenefits. You will be charged a fee for each dividend that is paid to you in cash. See the “DPS Plan Fees” section for fees related to cash dividend payments.
Investment Considerations
Carefully consider your retirement and investment goals before making your dividend election. Like your before-tax contributions, reinvested dividends will not be subject to tax until withdrawn from the Plan. Dividends paid to you in cash will be taxed as ordinary income in the year paid to you.
DIVIDENDS ON ALTRIA, KRAFT HEINZ, AND MONDELĒZ STOCK
Dividends on shares of Altria, Kraft Heinz, and Mondelēz Stock cannot be reinvested in the Altria, Kraft Heinz, or Mondelēz Stock Investment Options, but are reinvested in accordance with your investment direction for future contributions that is on file with the DPS Plan for each contribution source that holds the stock paying the dividend.
If you do not have an investment election for future contributions on file for a source, any Altria, Kraft Heinz, and Mondelēz Stock dividends paid for that source will be invested in the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday.

Philip Morris International Deferred Profit-Sharing Plan	28

INVESTMENT FUND INFORMATION
Investment Option Purchase Information
The Trustee purchases interests in the Investment Options in the open market. Brokers are selected to effect securities transactions for the Plan by the Trustee, based on its discretion and judgment.
Brokerage commissions for each of the Investment Options (excluding PMI, Altria, Kraft Heinz, and Mondelēz Stock) are paid by the Trust Fund and reduce the net asset value of the Investment Option for which the commissions were incurred (see the “DPS Plan Fees” section).
Brokerage commissions for PMI, Altria, Kraft Heinz, and Mondelēz Stock transactions are charged directly to the DPS Plan Account of the participant who performed the transaction.
Distribution of Prospectuses and Other Investment Information
The mutual funds in which the all of the Funds are invested (except The Mellon Stable Value Fund, PMI, Altria, Kraft Heinz, and Mondelēz Stock) each has a prospectus that fully describes that fund’s investment objective and other information concerning the operation of the fund.

Copies of the current prospectus for each of the Funds (except The Mellon Stable Value Fund, PMI, Altria, Kraft Heinz, and Mondelēz Stock) are also available from Fidelity (www.NetBenefits.com or 1-800-890-4015) upon request. If you invest in a mutual fund under the Plan, the voting, tender, and similar ownership rights relating to your interest in the fund are passed through to you.

The Mellon Stable Value Fund, PMI, Altria, Kraft Heinz, and Mondelēz Stock Investment Options are not mutual funds.

You can contact Fidelity for more information for each of these Investment Options.

INVESTMENT ADVICE
When deciding how to invest your DPS Plan Account, Financial Engines, a web-based service, is available to all Plan participants.
Some participants desire professional investment management to make investment decisions about how to invest their Plan account among the Plan’s Investment Options. For these participants, Financial Engines will provide investment advice to you in this Plan through by enrolling in the Professional Management Program where you can have an investment advisors manage your account for you for a fee. If you select this option, a professional manager will create, implement and monitor a personalized investment strategy for you utilizing the Investment Options (except the Target Date Funds) made available under the Plan. If you select the Professional Management Program, it must be for your entire Plan account balance; you cannot designate only a portion of your Plan account to the Professional Management Program.
Any personal information you had updated Financial Engines in the Altria DPS Plan was transitioned to your account in this Plan.
To get started, log in to the Fidelity Investments web site at www.NetBenefits.com and click “Get Personalized Help from Financial Engines.” Once you are logged into the Fidelity Investments Web site, you can connect to Financial Engines without having to enter a separate ID and password. What’s more, if you’ve personalized your account in the past by adding information about outside accounts, that data will also be pre-loaded when you log in to your account from the Fidelity Investments website.
You can model different investment mixes and Financial Engines will provide a “forecast” of your chances of reaching your retirement goals. If you have not already done so, you can add information about other tax-deferred investment accounts and receive investment advice on them.
Based on the information you provide (such as your current income, current savings, and expected retirement age), Financial Engines will help you determine how much income you may have during your

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retirement. Financial Engines will show you different ways how you may improve your chances of reaching your retirement goals.
Once you have received specific, personalized fund recommendations, you can apply the recommended changes to your account with just a click of a button.
Please remember that if you have performed an exchange out of (sale) of PMI, Altria, Kraft Heinz, or Mondelēz Stock and the transaction is pending settlement, the value of the pending sale is not included in your Financial Engines account.
It is suggested that you wait four or more days after the trade is settled so that the Financial Engines website reflects your entire DPS portfolio.
For questions, call the Financial Engines Customer Support Line at 1-888-624-9055 or e-mail them at support@financialengines.com.
Financial Engines does not guarantee the future performance of your portfolio or any particular investment. You are responsible for your own investment decisions; you may accept, reject, or modify the investment recommendations Financial Engines will provide.
HOW DO I INVEST FUTURE CONTRIBUTIONS?
You direct how future Personal, Company and Match Contributions are invested among the available DPS Plan Investment Options.
The Altria, Kraft Heinz, and Mondelēz Stock Investment Options and the Fidelity Money Market Fund are not available for the investment of future contributions.
You can elect to have your investment election apply separately to each contribution source of money (Company, Match, Before-Tax, After-Tax, etc.), or to all contribution sources.
Your investment election for each contribution source is made in increments of 1% and must total 100%. Contributions of all participants are batched together and used to purchase the chosen Investment Option. Real-Time Trading does not apply to the investment of future contributions in PMI Stock.
If you have not made an investment election for a contribution source, all of your contributions to that source will be invested in the Plan’s default Investment Option, the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday.
Cash dividends on shares of Altria, Kraft Heinz, and Mondelēz Stock are reinvested in accordance with your investment direction for future contributions that is on file with the DPS Plan for each contribution source in which you hold the stock paying the dividend.
If you do not have an investment election for future contributions on file for a contribution source, any Altria, Kraft Heinz, or Mondelēz Stock cash dividends paid with respect to that source will be invested in the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday.
Changing Your Direction of Investment
You may change your contribution investment election virtually any time by contacting Fidelity. If you use the Voice Response System (“VRS”) on the phone to make your investment election, it will be applied to all of your contribution sources. If you want to make a different investment election for one or more contribution sources (Company, Match, Before-Tax, After-Tax, etc.) you will need to make that request online through Fidelity NetBenefits (www.NetBenefits.com) or by speaking to a Service Representative - it cannot be processed through VRS.
Your Personal Contributions, the Company Contribution, Match Contributions and loan repayments will usually be invested based on the investment election on file as of the close of business (generally, 4:00 p.m. Eastern Time, each business day) on the day before the money is credited to your DPS Plan Account.
Your Personal Contributions and Match Contributions are credited to your DPS Plan Account based on your payroll frequency are credited to your DPS Plan Account based on your payroll frequency. The

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Company Contribution is credited to your DPS Plan Account on or about the last business day of February each year, but can be made at any time prior to the filing of the Company’s income tax return for the year.
It is important to remember that changing the direction of the investment of your future contributions does not move any portion of your current DPS Plan Account balance into other Investment Options. If you wish to change the Investment Options in which your DPS Plan Account (or any contribution source) is invested, you must perform an “exchange” or “rebalance” your DPS Plan Account (or source), as outlined in the “How Do I Perform An Exchange or Rebalance My Current Account Balance?” section.
Changing the Direction of Investment of Future Contributions - An Example
Let’s assume that you are currently contributing 5% of your eligible pay ($200 per month) on a before-tax basis and your contribution election is 75% in the Vanguard Life Strategy Moderate Growth Fund and 25% in the Vanguard Intermediate-Term Treasury Fund.
If you want to request that your future before-tax contribution deduction be invested 25% in the Vanguard Institutional Index Fund, 25% in the Fidelity Extended Market Index Fund, 35% in The Mellon Stable Value Fund and 15% in the Fidelity International Index Fund, you must change your election for those future contributions.
Remember, your contribution election must total 100%.

Your Current Contribution Election BEFORE CHANGE		Your Future Contribution Election AFTER CHANGE
Vanguard Life Strategy Moderate Growth Fund (75%)	$150	Vanguard Institutional Index Fund (25%)	$50
Vanguard Intermediate-Term Treasury Fund Admiral Shares (25%)	$50	Fidelity Extended Market Index Fund (25%)	$50
Fund (0%)	$0	Mellon Stable Value Fund (35%)	$70
Fund (0%)	$0	Fidelity International Index Fund (15%)	$30
Total (100%)	$200	Total (100%)	$200

DEFAULT INVESTMENT OPTION IF NO DIRECTION OF INVESTMENT
If you do not provide an investment direction with respect to contributions made to the Plan, these contributions will be invested in the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday. The Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday is intended to be a Qualified Default Investment Alternative (“QDIA”), as defined in Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended.

HOW DO I PERFORM AN EXCHANGE OR REBALANCE MY CURRENT ACCOUNT BALANCE?
Exchanges
To move all or part of an existing balance from one Investment Option to another Investment Option, you need to perform an exchange. If you want to move all or part of the existing balances from more than one Investment Option to one or more other Investment Options, you must perform a separate exchange for each Investment Option.
You can request an exchange between Investment Options based on a dollar amount, a percentage (in 1% increments), or by a number of units (excluding PMI Stock and sales of Altria, Kraft Heinz, and Mondelēz Stock). Exchanges involving PMI Stock must be performed using whole shares of PMI Stock.
Exchanges out of Altria, Kraft Heinz, and Mondelēz Stock must be performed using whole shares of stock. You may perform an exchange virtually any time by contacting Fidelity.

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Remember,

•
You can only move all or part of an existing balance to or from the PMI Stock Investment Option or all or part of an existing balance from the Altria, Kraft Heinz, or Mondelēz Stock Investment Option through an exchange transaction using Real-Time Trading.

See the brochure “Real-Time Trading in your Philip Morris International Deferred Profit-Sharing Plan” for assistance in understanding Real-Time Trading and how to perform an exchange into (buy) or out of (sell) the PMI Stock Investment Option or an exchange out of (sell) the Altria, Kraft Heinz, or Mondelēz Stock Investment Options by one of a number of order types (Market, Limit or Good ‘til Canceled).
All exchanges other than exchanges into and out of the PMI Stock Investment Option and out of the Altria, Kraft Heinz, or Mondelēz Stock Investment Options are generally completed only once per business day and valued based on “end of day” pricing.

•
Only shares of Altria Stock held in the DPS Plan (or in the predecessor Altria DPS Plan) on March 28, 2008, the day of the spin-off of Philip Morris International Inc. from Altria Group, Inc., are held in the DPS Plan. No other investments in the Altria Stock Investment Option are permitted.

•
Only shares of Kraft Heinz Stock distributed in the March 30, 2007 spin-off of Kraft Heinz Foods Inc. by Altria Group, Inc. are held in the DPS Plan. No other investments in the Kraft Heinz Stock Investment Option are permitted.

•
Only shares of Mondelēz Stock distributed in the October 1, 2012 spin-off of Mondelēz International, Inc. by Kraft Foods, Inc. are held in the Mondelēz Stock Investment Option. No other investments in the Mondelēz Stock Investment Option are permitted.

•	Balances from Investment Options other than the Altria, Kraft Heinz, or Mondelēz Stock Investment Options may not be exchanged into the Fidelity Money Market Fund.

•
You may not transfer an existing balance out of The Mellon Stable Value Fund and into a “competing” fund (meaning a fund that consists solely of money market instruments or a fund that has a primary investment strategy of investing solely in debt instruments with average remaining maturity of three and one-half years or less) without first transferring that balance into a “non-competing” fund for a period of at least three months.

Rules and Restrictions for Real-Time Trading (Refer to the brochure “Real-Time Trading in your Philip Morris International Deferred Profit-Sharing Plan” for complete details.)

•
Trades of stock may be made in whole shares only. However, if you are exchanging out of (selling) your entire PMI, Altria, Kraft Heinz, or Mondelēz Stock Investment Option position within your DPS Plan Account (or within any single source) any fractional shares will automatically be sold.

•
You are not permitted to initiate any other transaction that uses the proceeds from a pending Real-Time trade out of (sale) the PMI, Altria, Kraft Heinz, or Mondelēz Stock Investment Options until the transaction is settled and fully processed in your DPS Account (four Business Days after the sale of the stock). A Business Day means any day in which stocks are regularly traded on the New York Stock Exchange.

•	All proceeds from exchanges out (sales) of Altria, Kraft Heinz, or Mondelēz Stock are deposited in the Fidelity Money Market Fund (conduit fund).
A commission of 2.9 cents per share is charged on all exchanges into (buy orders) and out of (sale orders) the PMI Stock Investment Option and exchanges out of (sale orders) the Altria, Kraft Heinz, and Mondelēz Stock Investment Options.
In addition, a Securities and Exchange Commission (“SEC”) fee of $0.000013 (effective May 22, 2018) per dollar is charged on all executed exchanges out of (sales) PMI, Altria, Kraft Heinz, and Mondelēz Stock. This fee is subject to change by the SEC.

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Market and Day Limit orders of trades of 10,000 shares or more will be considered a block trade and will be sent to a block trading desk for execution. Block trades may not execute immediately.

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EXCHANGE EXAMPLE*
Assume that your existing balance for your Company source is $80,338.16 and is invested as follows:

Vanguard Life Strategy Moderate Growth Fund	$57,356.50
Mellon Stable Value Fund	$22,981.66
Total Company Source	$80,338.16

You decide to exchange $20,000 from the Vanguard Life Strategy Moderate Growth Fund and invest $5,000 in the Fidelity International Index Fund, $5,000 in the Fidelity Extended Market Index Fund and an additional $10,000 in The Mellon Stable Value Fund. After requesting three separate exchanges, your Company source will look like the following:

Before Your Exchange		After Your Exchange
Vanguard Life Strategy Moderate Growth Fund:	$57,356.50	Vanguard Life Strategy Moderate Growth Fund:	$37,356.50
		Fidelity International Index Fund	$5,000.00
Mellon Stable Value Fund:	$22,981.66	Mellon Stable Value Fund:	$32,981.66
		Fidelity Extended Market Index Fund:	$5,000.00
Total Company Source:	$80,338.16	Total Company Source:	$80,338.16

*This example does not take into consideration the effect of market value changes after the exchange.
Rebalancing Your Account
The other method to move existing money between Investment Options is to rebalance your DPS Plan Account (or any contribution source) using percentages. You may elect to “rebalance” your entire DPS Plan Account, or you may elect to rebalance a particular source (i.e., Before-tax, After-tax, Company, Match, etc.).
You request the desired percentage of your current balance you want invested in each Investment Option. The required amount to be moved between the various Investment Options to accomplish your investment allocation will automatically be determined for you.
Rebalances are available online through Fidelity NetBenefits or by calling a Fidelity Representative at 1-800-890-4015. Rebalances are not available through the VRS.
Remember, you cannot use the rebalance feature to move any portion of your Account to or from PMI Stock or to move any portion of your Account from Altria Stock, Kraft Heinz, or Mondelēz Stock and the Fidelity Money Market Fund.
If you elect to rebalance the investments in your Account, any balance you have in PMI, Altria, Kraft Heinz, or Mondelēz Stock and the Fidelity Money Market Fund will not be included in your request.
To buy or sell PMI Stock, or to sell Altria, Kraft Heinz, or Mondelēz Stock or your interest in the Fidelity Money Market Fund, you will need to perform an exchange. See the “Exchanges” section.
REBALANCING EXAMPLE*

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Assume that your existing balance for your Company source is $85,209.24 and invested as follows:

Vanguard Intermediate-Term Treasury Fund Admiral Shares	$56,450.00
Vanguard Institutional Index Fund	$28,759.24
Total Company Source	$85,209.24

You decide to rebalance your Company source so that 25% is invested in each of the following Investment Options:

Before Your Rebalance		After Your Rebalance
Vanguard Intermediate-Term Treasury Fund	$56,450.00	Vanguard Intermediate-Term Treasury Fund:	$21,302.31
		Fidelity International Index Fund	$21,302.31
Vanguard Institutional Index Fund:	$28,759.24	Vanguard Institutional Index Fund:	$21,302.31
		Fidelity Extended Market Index Fund:	$21,302.31
Total Company Source:	$85,209.24	Total Company Source:	$85,209.24

*This example does not take into consideration the effect of market value changes after the rebalancing.
You are not limited in the number of exchanges or rebalance transactions that you can make. The Plan reserves the right to limit the number of rebalancing or exchange transactions among any of the Investment Options if, in its discretion, it deems a participant’s activity as excessive. See the “Excessive Short-Term Trading” section for the penalties for short-term trading.
Requests for an exchange (other than PMI, Altria, Kraft Heinz, and Mondelēz Stock) or a rebalancing made before 4:00 p.m. Eastern Time normally will be valued as of the end of that day (assuming that the New York Stock Exchange (“NYSE”) is open for business that day).
If you make your transfer request after 4:00 p.m., it normally will be effective at the end of the following business day. There are situations, however, when this will not be the case. If, for any reason, the NYSE closes prior to 4:00 p.m. Eastern Time, transfer requests made after the time when the NYSE closes will be valued as of the end of the next business day.
EXCESSIVE SHORT-TERM TRADING
The DPS Plan is a vehicle for long-term retirement savings. To further your long-term investment objectives the DPS Plan provides flexibility to rebalance and make exchanges between the Investment Options virtually any time by contacting Fidelity.
Short-term trading and “market timing” activities are discouraged because they are strategies to achieve short-term gains at the expense of other participants.
Such activities can disrupt portfolio management strategies, harm a fund’s performance, increase the overall trading costs of a fund and unfairly dilute the returns of long-term investors.
Accordingly, the Plan Administrator has the authority to impose redemption charges and fees or impose other trading restrictions on you if you are alleged to have violated trading practices or other policies of a

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fund. The Plan Administrator may, without prior notice to you also suspend or limit transfers between Investment Options or to delay such transfers if the Plan Administrator determines such action is necessary or advisable in light of unusual market conditions, in response to technical or mechanical problems with the Fidelity’s automated response system, in connection with any suspension of normal trading activity on a national stock exchange, to prevent frequent trading, or to protect the interests of other participants and their beneficiaries.
Penalties for Short-Term Trading
You could be prevented from investing in an Investment Option if it is believed that you have abused a fund’s trading privileges.
In addition, the Plan reserves the right to limit the number of rebalancing or exchange transactions among any of the Investment Options if, in its discretion, it deems a participant’s activity as excessive.
HOW IS MY ACCOUNT VALUED?
You can check the value of your DPS Plan Account on www.NetBenefits.com or by calling the Fidelity Benefits Center.
Ordinarily, your DPS Plan Account is valued as of the close of business on each business day that the NYSE is open for trading, using the prices of the securities in each of the Investment Options as of that time (normally 4:00 P.M. Eastern Time). PMI, Altria, Kraft Heinz, and Mondelēz Stock are each valued using the composite listed price which may differ from the NYSE closing price.
Note that the prices of stocks traded in international markets, such as Europe or Japan, will be several hours old by the close of the NYSE because those markets are located in different time zones. Therefore, the investment manager for the Fidelity International Index Fund and Vanguard European Stock Index Fund may use fair value pricing to adjust the prices of securities in these Investment Options that are normally used to value the Investment Option’s securities for events that have occurred after the publication of market quotations, or to value securities for which market quotations are not readily available.
For example, the investment manager may use fair value pricing

•	to adjust the last observed local market price of a foreign stock to account for material events that occurred after the close of the local market;

•	if some company or industry specific news was disclosed after the local markets close.
The decision of the investment manager to use fair value pricing on a business day could affect the value of a unit in the Fidelity international Index Fund and Vanguard European stock Index Fund that is used to value your DPS Plan Account.
Fair value pricing could also affect the number of units of these two Investment Options that you elect to purchase with future contributions, or by performing an exchange or a rebalancing into these options, as well as the amount received from any withdrawal, loan, or exchange or a rebalancing out of these options.
There may also be circumstances that could affect the processing of exchanges (including a Real-Time Trade) or rebalance requests, daily valuations and other transactions. These could include such things as equipment failures or unforeseen conditions. On rare occasions, market conditions, systems availability, or other circumstances may prevent Fidelity from accepting a Real-Time Trade. In that event, you will not be able to direct a Real-Time Trade of PMI, Altria, Kraft Heinz, or Mondelēz Stock.
You should understand, therefore, that the processing of exchange or rebalance requests, daily valuations and transactions will not be completed in every instance and that market conditions may change during the time a valuation or transaction is in process.

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PLAN LOANS
HOW DO I TAKE A LOAN?
The DPS Plan allows you to borrow a portion of your DPS Plan Account balance while you continue to save. Loans are only available to active employees (or transferred employees still working for a non-participating PMI company). They are not available to retirees or former employees or to beneficiaries or alternate payees.
When you take a loan, you do not pay taxes on the money you borrow from your DPS Plan Account. In effect, a DPS Plan loan lets you borrow from yourself. That is because the repayments you make — both principal and interest — are credited back to your DPS Plan Account. A loan also lets you avoid taking a withdrawal (which can deplete your retirement savings) and the additional taxes and penalties that might apply to a withdrawal.
Loan Amounts
The minimum loan amount is $1,000.
The maximum loan amount is the lesser of one-half of your total DPS Plan Account balance at the time of your loan request, or $50,000, reduced by your highest total outstanding loan balance during the 12-month period preceding your new loan request. You can contact Fidelity to find out how much is available to you as a loan.
See the “DPS Plan Fees” section for the fee charged to your DPS Plan Account for taking a loan and the maintenance charge for each month the loan is outstanding.
Interest Rate
The interest rate for your loan is equal to the prime rate as published in The Wall Street Journal as of the last day of the calendar quarter preceding the date you take your loan. Subject to change: The rate is adjusted quarterly, or more frequently when the prime rate changes by more than 1/2%. However, the interest rate is generally fixed for the term of your loan.
Fulfilling Your Loan Request
When you borrow from your DPS Plan Account the loan will be taken from the sources in your DPS Plan Account in the following order:

•	Company pre-1989

•	Match

•	Company

•	Paysop Rollover

•	Rollover

•	Before-Tax

•	Before-Tax Catch-Up

•	After-Tax

•	After-Tax Rollover
The portion of your DPS Plan Account loaned to you will not share in the investment performance of any of the Investment Options until it is repaid. However, the interest that you pay is credited to your DPS Plan Account.
It is important to plan ahead and consider your loan requests carefully.
If you have a balance in PMI, Altria, Kraft Heinz, or Mondelēz Stock that you want to use to fund a loan, you will first have to sell an appropriate amount of stock. Remember, that a sale of PMI, Altria, Kraft

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Heinz, and Mondelēz Stock are each subject to a settlement period so that if you sell PMI Stock on Business Day 1 you will not have the proceeds of that sale available to you for a loan until Business Day 5 (Business Day 6 in the case of a sale of Altria, Kraft Heinz, or Mondelēz Stock).
If you do not have a balance in PMI, Altria, Kraft Heinz, or Mondelēz Stock or if you do not need to sell any stock in order to satisfy your request, your loan can be requested immediately.
On Fidelity NetBenefits under Loans, you can view the amount(s) available to you by transaction type (a Service Representative can also assist you). These different types of transactions provide you with an estimate of the maximum amounts available to you. All of these transactions can be viewed for modeling purposes and some transactions can be used to immediately initiate a loan transaction. See the transaction descriptions below.

Transaction Type	Description
General Loan Stock sale required
These transaction types provide you with an estimate of the maximum amount available to you and include any portion of your DPS Plan Account that is currently invested in stock. These transactions do not initiate a loan – they are for informational and modeling purposes only.

Home Loan Stock sale required

General Loan
These transaction types provide you with an estimate of the maximum amount immediately available to you and exclude any portion of your DPS Plan Account that is currently invested in PMI, Altria or Kraft Heinz Stock. You can use these transactions to model a loan or to immediately initiate a loan transaction.

Home Loan

If you have a balance in PMI, Altria, Kraft Heinz, and/or Mondelēz Stock that you want to use to fund a loan, you will first have to sell an appropriate amount of stock through a Real-Time Trade. After your stock sale settles and has been invested in another Investment Option, you can then initiate a loan.
Example: If you have $30,000 in your account ($10,000 in PMI Stock and $10,000 in Altria Stock and $10,000 in non-stock investments) and you want to process a loan for $15,000, you must first exchange at least $5,000 from one of your stock investments into non-stock investments. Once the total balance in the non-stock Investment Options equals $15,000 or more, you will be able to process a loan in that amount. (Please note: in order to ensure that you will have enough to cover the intended loan amount, you may want to sell some extra stock to account for any potential declines in the price of the non-stock Investment Options.)
In this example, if you wanted to process a loan for $8,000, there is a sufficient balance in the non-stock Investment Options so that no sale of stock is required and the loan can be processed immediately (Day 1).
Types of Loans
There are two types of loans. A General Purpose Loan permits you to borrow for any purpose. Home Purchase Loans must be used for the purchase of your primary residence. When you apply for a Home Purchase Loan, you must provide documentation that verifies that you are using the money to buy a primary residence.
You may have both a General Purpose Loan and a Home Purchase Loan outstanding at the same time. However, six months must pass from the time you take one loan until you can apply for a second loan. Spousal consent is not required to take a loan.
General Purpose Loans: You can apply for a General Purpose Loan by contacting Fidelity. Fidelity will process your loan and a check will be sent to your home address. You can select a repayment period of two to five years for a General Purpose Loan.

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Once you confirm your General Purpose Loan request from Fidelity, you cannot change or cancel the loan.
Home Purchase Loans: A Home Purchase Loan can only be used to buy your primary residence. You can select a repayment period of 2 to 25 years for a Home Purchase Loan.
To receive a Home Purchase Loan,

•	you must contact Fidelity to request the necessary loan paperwork,

•	the paperwork will be mailed to your home address with complete instructions,

•	you will have to provide current documentation to verify the estimated cost of your residence, and

•	you must complete and return the documentation to Fidelity within 30 days of the date of your loan request or your request will be canceled.
Your loan request will be approved or denied within three business days following review of your documentation, and you will be notified in writing of the decision. See the “How to Appeal the Denial of a Claim” section in the “How Do I Apply for a Plan Benefit” section if your request for a Home Purchase Loan is denied.
You may be able to recalculate, or “refinance,” the payments on your Home Purchase Loan. This option is only available if the interest rate on your loan has been in effect for at least five years. The new interest rate on your loan will be the one in effect for new loans at the time you refinance.
When you refinance, the new interest rate will be applied to your current outstanding loan principal for the remaining term of your original Home Purchase Loan. You may refinance your Home Purchase Loan no more often than every five years.
Finding the Loan That Works for You
Fidelity lets you “model” a loan amount and payment terms that best meet your financial needs before you actually confirm your loan request.
As you model your loan request, you will be advised what your payments will be, based on the loan amount, the repayment period you select, your pay frequency and the current interest rate.
For General Purpose Loans, Fidelity offers you the choice of accepting, changing, or canceling your model loan request. If you want to change your request, you can enter a new loan amount or a new loan period. Your new periodic payments will then be recalculated.
Repayment of Loans
When you take a loan as an active employee on the payroll of a Participating Company, you irrevocably agree to repay your loan through automatic payroll deductions.
Deductions begin as soon as administratively practicable after your loan is processed.
Your loan repayments will be credited to the Investment Options based on your investment direction for future contributions for the contribution source (Company, Match, Before-tax, After-tax, etc.) from which the loan was originally taken.
If you miss all or a portion of your loan repayments during a month, a delinquency notice will automatically be sent to you.
If You Go on Leave or Transfer
Your obligation to make loan repayments continues during any authorized leave of absence or after your transfer to a non-Participating Company.
If you are on a leave of absence and are receiving benefits from the Philip Morris International Short-Term Disability Plan, loan repayments will be deducted from these benefits.

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If you are on military leave, your loan payments may be suspended and your period of repayment may be extended by the length of the military leave once your military leave is over. In addition, if your loan was granted prior to the beginning of your military leave, your interest rate may be reduced to 6% (if it is higher than that) if required by law.
If you transfer to a non-Participating Company, please contact Fidelity to arrange to continue making payments directly to Fidelity. You will have the option to continue to repay the loan with a coupon from a coupon book or you can have monthly payments deducted directly from your bank (checking or savings) account.
If You Separate From Service or Retire
Once you have ceased actively working for a Participating Company, your loan will be reamortized to change from bi-weekly to monthly payments. You will have the option to continue to repay the loan with a coupon from a coupon book or you can have monthly payments deducted directly from your bank (checking or savings) account.
Loan payments will not continue through payroll deduction if you are receiving Philip Morris International Severance Plan benefits.
Prepayment of Loans
You may repay all or part of your loan at any time. To request to make a partial or full prepayment, you must contact Fidelity. They will advise you of the methods to make the prepayment.
If you elect to repay part of your loan, the amount of your automatic payroll deductions does not change. However, the number of payroll deductions may decrease, depending on the amount of the partial repayment(s). When you prepay your loan in full as an active employee, you prepay the remaining balance, less the amount already scheduled to be deducted from your next check. Only after that final repayment is credited to your DPS Plan Account (usually the following month), will the loan be considered fully repaid. You can then apply for a new loan.
If You Default on Your Loan
Any payment (or portion of a payment) that is still outstanding on the last day of the calendar quarter following the calendar quarter in which the payment was due, will cause your loan to default and you will not be eligible to take any future loans. If you miss one full monthly repayment, the terms of your repayment period may be extended, to the extent permitted by law.
General Purpose Loans that are outstanding for more than 60 months will be defaulted automatically.
Defaulting on a loan also means that the unpaid balance of your loan will be treated as a taxable distribution and you will be responsible for paying all income tax amounts and, if you are under age 59½, applicable tax penalties.
If you default on your loan, interest will continue to accrue on the outstanding balance. Before taking out a new loan, you must repay both the outstanding balance and interest accrued up to the date of repayment. You will have to wait six months following the date you fully repay the loan before you can request a new loan.
More information about Loans and PMI, Altria, Kraft Heinz, and Mondelēz Stock:

•
After processing a loan on Business Day 1, if you want to exchange into (buy) PMI Stock or exchange out of (sell) PMI, Altria, Kraft Heinz, or Mondelēz Stock you will have to wait until Business Day 2 to request your Real-Time Trade.

•	If you have made an exchange into (buy) PMI Stock, you must wait until the Business Day after the buy trade was executed before you can request a loan.

•
If you have made an exchange out of (sell) PMI, Altria, Kraft Heinz, or Mondelēz Stock, you must wait until Business Day 5 for PMI Stock and Business Day 6 for Altria, Kraft Heinz, and Mondelēz Stock before you can request a loan using the proceeds of that specific exchange out.

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You can attempt to cancel the Real-Time Trade in order to request a different transaction. You cannot request a loan until all pending orders have been cancelled and the cancellation has been confirmed. If all or a portion of the trade executes before the cancellation has been confirmed, cancelled shares will not be available until the next Business Day.
If you need assistance with your transaction, please contact Fidelity at 1-800-890-4015, Monday-Friday (excluding holidays), from 8:30 a.m. to 8:00 p.m. Eastern Time to speak with a Service Representative.
WITHDRAWALS
HOW DO I MAKE A WITHDRAWAL?
Although the DPS Plan is designed to encourage saving for retirement, withdrawals may be available under certain circumstances while you are still employed. Withdrawals may be subject to tax withholding and tax penalties. To find out the amounts and types of withdrawals available to you, you must contact Fidelity.
See the “DPS Plan Fees” section for the fee charged to your DPS Plan Account for taking in-service withdrawals.
About Withdrawals
Withdrawals are governed by specific rules. It is important that you understand the restrictions on Plan withdrawals. The IRS has strict guidelines regarding the withdrawal of money in your DPS Plan Account from before-tax and Company sources. As an active employee, you may only make a withdrawal from these sources if you are over age 59½ or if you are experiencing a financial hardship (defined below).
It is important to plan ahead and consider your withdrawal requests carefully.
Hardship Withdrawals
The amount of any hardship withdrawal may not exceed the amount actually needed (including any federal and applicable state tax withholding) to satisfy your immediate and heavy need. In addition, hardship withdrawals of money from your Before-Tax sources and a portion of your Company source will also result in a suspension of all Personal Contributions to the Plan for a period of 6 months. For Match-Eligible Employees, this means that you will not be eligible for Match Contributions during the period of suspension. To restart making Personal Contributions after the end of the suspension period you must contact Fidelity. See the “Starting/Changing/Stopping Your Personal Contributions” section.
Money may only be withdrawn on account of the following hardships:

•	Purchase of your primary residence,

•	Post-secondary school educational expenses for you and your dependents for the next 12 months,

•
Medical expenses (within the meaning of Code Section 213(d)) incurred by your or your dependents that are eligible for a tax deduction but are not paid for by any medical plans or reimbursed by any Health Care Flexible Spending Account,

•	To prevent foreclosure or eviction from your home,

•	Expenses for the repair of damage to your primary residence that would qualify as a deductible casualty expense, or

•	Payments for burial expenses for your deceased parent, spouse, child, or dependent.
In certain circumstances, hardship withdrawals are allowed only after all other withdrawals available from the Plan, including nontaxable loans, have been utilized. If this rule applies to your hardship withdrawal, you must have a Home Purchase Loan outstanding in order to take a hardship withdrawal for the purchase of a primary residence; for all other hardship withdrawals, you must first have a General Purpose Loan outstanding. If you are in need of a hardship withdrawal, please contact Fidelity to find out whether you need to take out a loan before you can request a hardship withdrawal.

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In addition, if you have a balance under the ESOP portion of the DPS Plan, you must elect to receive dividends on those balances in cash, to the extent the cash will be payable in time to help meet your financial need.
If you are interested in taking a hardship withdrawal, you should contact Fidelity to find out the amounts available to you and to request a hardship withdrawal application.
There are three types of hardship withdrawals available under the Plan, depending on the length of your eligibility service and the sources from which the withdrawal is taken:

	Hardship Withdrawal	Hardship Withdrawal With Suspension of Personal Contributions	Hardship Withdrawal With No Suspension of Personal Contributions
	Available to Participants with fewer than 24 months of eligibility service	Available to Participants with 24 or more months of eligibility service	Available to Participants with 24 or more months of eligibility service
Contribution Source
Company post-1988 contributions source	Source not available	Source available	Source available
Match	Source not available	Source available	Source available
Paysop Rollover source	Source not available	Source available	Source available
Before-Tax source	Source available, but Personal contribution suspension required		Source not available
Before-Tax Catch-Up source	Source available, but Personal contribution suspension required		Source not available
Company Pre-1989 contributions source	Source not available	Source available, but Personal Contribution suspension required	Source not available

A misrepresentation of the facts causing your hardship could result in the termination of your employment.
You may not rollover a hardship withdrawal to an eligible retirement plan. See the “Tax Implications of a Withdrawal” Section.
Age 59½ Withdrawal
You may withdraw all or a portion of the total balance credited to your Personal Before-Tax source if you are age 59½ or older.
If you are age 59½ or older and have been a Plan participant for five or more years you may withdraw all or a portion of the total balance credited to all contribution sources in your DPS Plan Account.
If you have a portion of your Account invested in PMI, Altria, Kraft Heinz, or Mondelēz Stock, you must choose whether to receive your withdrawal from these Investment Options in cash or in full shares of stock. Any fractional share will be paid in cash.
Stock distributions may be eligible for certain favorable tax treatment which may be lost if the shares are rolled over to an eligible retirement plan. See the “Taxation of PMI, Altria and Kraft Heinz, and Mondelēz Stock” section. In addition we recommend that you see a tax advisor for assistance.

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Pre-1987 After-Tax Contributions
You may withdraw your after-tax contributions made to the Altria DPS Plan prior to 1987 and transferred to this Plan, from your Personal After-Tax source tax-free without being required to also withdraw the taxable earnings on those contributions. This results in a totally non-taxable withdrawal.
Other After-Tax Withdrawals and Withdrawals of Your Rollover Account
At any time you may withdraw after-tax contributions from your Personal After-Tax source, but you will be required to withdraw all or a portion of the taxable earnings associated with those after-tax contributions.
You may request a withdrawal from your Rollover sources(s) at any time.
Tax Implications of a Withdrawal
When a withdrawal is paid directly to you in cash, the IRS requires the Trustee to withhold, for federal income taxes, 20% of the taxable portion that is eligible to be rolled over to an eligible retirement plan. Mandatory state tax withholding may also be applicable. If you are an active employee under age 59½, the taxable portion of your withdrawal may also be subject to an additional 10% penalty tax. To avoid the mandatory withholding on the taxable portion of any withdrawal, you can elect to directly roll over that withdrawal to an eligible retirement plan. See the “Plan Payments that are Directly Rolled over to an Eligible Retirement Plan” section in the “About Federal Taxes” section.
Hardship withdrawals are not eligible to be rolled over and different withholding rules apply.
Withdrawals and PMI, Altria, Kraft Heinz, and Mondelēz Stock
If you have a balance in PMI, Altria, Kraft Heinz, and/or Mondelēz Stock that you want to use to fund a withdrawal in cash, you will first have to complete a Real-Time Trade to sell an appropriate amount of stock. Remember, that a sale of stock is subject to a settlement period so that if you sell stock on Business Day 1 you will not have the proceeds of the sale of PMI Stock available to you for a withdrawal until Business Day 5 (Business Day 6 in the case of a sale of Altria, Kraft Heinz, and Mondelēz Stock).
If you do not have a balance in stock or if you do not need to sell any stock in order to satisfy your request, your withdrawal can be requested immediately.
On Fidelity NetBenefits under Withdrawals, you can view the amount(s) available to you by transaction type (a Service Representative can also assist you). These different types of transactions provide you with an estimate of the maximum amounts available to you. There may be other withdrawal amounts available to you that are not displayed on Fidelity NetBenefits – contact a Representative for additional information at 1-800-890-4015.

Transaction Type	Description
In-Service – stock Sale Required
These transaction types provide you with an estimate of the maximum amount immediately available to you and include any portion of your DPS Plan Account that is currently invested in PMI, Altria, Kraft Heinz, and Mondelēz Stock.
These transactions do not initiate a withdrawal – they are for informational and modeling purposes only.

Rollover Source – stock Sale Required
Age 59½ – stock Sale Required
Hardship I – stock Sale Required
Hardship Suspension – stock Sale Required
Hardship No Suspension – stock Sale Required

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In-Service
These transaction types provide you with an estimate of the maximum amount available to you and exclude any portion of your DPS Plan Account that is currently invested in PMI, Altria, Kraft Heinz, or Mondelēz Stock.
You can use these transactions to model a withdrawal or to immediately request a withdrawal.

Rollover Source
Age 59½
Hardship I
Hardship Suspension
Hardship No Suspension

Additional Information about Withdrawals and Altria, Kraft Heinz, and Mondelēz Stocks
Due to Plan requirements and IRS regulations, withdrawals are processed in a specific source (account type) hierarchy. In some cases this may result in your having to sell PMI, Altria, Kraft Heinz, or Mondelēz Stock from certain sources within your Account in order to maximize and/or satisfy your withdrawal request (under the Exchange section of Fidelity NetBenefits select a SOURCE SPECIFIC transaction). Below is a list of the various withdrawal types allowed in the Plan and the source hierarchy (order in which your DPS Plan Account is debited) the transaction follows:

Withdrawal Transaction	Only Sources Allowed for the Transaction
In-Service	After-Tax, After-Tax Rollover, and Rollover
Rollover Source	After-Tax Rollover, Rollover
Hardship No Suspension	Company, Match, Paysop Rollover
Hardship with Suspension	Company, Match, Paysop Rollover, Before-Tax, Before-Tax Catch-up, Company Pre-1989
Hardship I	Before-Tax, Before-Tax Catch-up

Please note that all other withdrawal transactions are initiated using all Plan sources on a proportional basis. If you are attempting to initiate a transaction listed below, you may exchange PMI, Altria, Kraft Heinz, and/or Mondelēz Stock to support it on a Source Pro-Rata basis.

Transaction	Sources Allowed for the Transaction
Age 59½ (with 5 years of participation)	All Sources pro rata
Age 59½ (less than 5 years of participation)	Before-tax

Example: If you have $30,000 in your account ($20,000 in your Company source invested in a combination of PMI, Altria, Kraft Heinz, and Mondelēz Stock and $10,000 in your Before-Tax source invested in non-stock Investment Options) and you want to process a Hardship No Suspension for $15,000, you would need to exchange at least $15,000 in your Company source from PMI, Altria, Kraft Heinz, or Mondelēz Stock investments into non-stock Investment Options.
Once the total balance in your Company source invested in the non-stock Investment Options equals $15,000 or more, you will be able to process a withdrawal in that amount. (Please note: in order to ensure that you will have enough to cover the intended withdrawal amount, you may want to sell some extra stock to account for any potential declines in the price of the non-stock Investment Options.)
More information About Withdrawals stock:

•
After processing a withdrawal on Business Day 1, if you want to exchange into (buy) PMI Stock or exchange out of (sell) PMI, Altria, Kraft Heinz, or Mondelēz Stock you will have to wait until Business Day 2 to request your Real-Time Trade.

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Keep in mind that Hardship Withdrawals are processed upon receipt of all required documentation so timing of these transactions is contingent on that receipt.

•	If you have made an exchange into (buy) PMI Stock, you must wait until the Business Day after the buy trade was executed before you can request a withdrawal.

•
If you have made an exchange out of (sell) PMI, Altria, Kraft Heinz, or Mondelēz Stock, you must wait until Business Day 5 (Business Day 6 for Altria, Kraft Heinz, and Mondelēz Stock) before you can request a withdrawal using the proceeds of that specific exchange out.

•
You can attempt to cancel the Real-Time Trade in order to request a different transaction. You cannot request a withdrawal until all pending orders have been cancelled and the cancellation has been confirmed. If all or a portion of the trade executes before the cancellation has been confirmed, cancelled shares will not be available until the next Business Day.

If you need assistance with your transaction, please contact Fidelity to speak to a Service Representative.
PLAN DISTRIBUTIONS
HOW DO I RECEIVE A DISTRIBUTION?
When you leave the PMI companies, the full value of your DPS Plan Account is payable to you, or to your beneficiary if you have died.
You must begin to receive payment of your DPS Plan Account before the later of April 1 following the calendar year in which you reach age 70½ or April 1 following the year you retire. See the “About Federal Taxes” section for a summary of the tax considerations of receiving a distribution from the Plan.
Remember, you must repay your loan before taking a distribution from the Plan. Otherwise, the amount to be received will be reduced by the balance remaining on your loan.
Any investment in PMI, Altria, Kraft Heinz, or Mondelēz Stock may be taken in cash or issued in full shares of stock. Any fractional shares are paid in cash. Real-Time Trading does not apply to distributions from the DPS Plan. PMI, Altria, Kraft Heinz, or Mondelēz Stock activity for all participants with pending distributions will be batched at the end of the business day. Generally, the next business day a sale trade is executed and your transaction will be posted to your account that night using the volume-weighted average price for the Plan’s trade (price will include commissions and SEC fees).
Account of Less than $1,000
If your DPS Plan Account balance is less than $1,000 and you have terminated employment from the PMI companies, you will be mailed a notice from Fidelity regarding an automatic lump-sum distribution equal to the entire balance in your DPS Plan Account.
Account of $1,000 or More
If your DPS Plan Account balance is equal to or greater than $1,000 and you have terminated employment with the PMI companies, you may elect both the form of payment and when it is to be paid to you.
If you do not make an election, your DPS Plan Account balance remains invested in the Plan until the later of the April 1 following the year in which you reach age 70½, or the April 1 following the calendar year you retire.
If you leave your DPS Plan Account in the Plan upon termination, you may elect at any time to take a full or partial distribution of your DPS Plan Account.
You may elect to have all or any portion of most forms of distribution paid directly to you or directly rolled over to an IRA or other eligible retirement plan. See the “About Federal Taxes” section for a description of which distributions may and may not be rolled over.

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In the event of your death, your designated beneficiary will receive information concerning his or her options on the distribution of any remaining balance.
Deferring Your Payment Election When You Retire or Terminate
When you retire or terminate your employment with the PMI companies and your DPS Plan Account balance is at least $1,000, you do not have to make an immediate decision on how you want your DPS Plan Account paid to you.
When you decide you want a distribution of any type or wish to roll over your payment(s) to an IRA or other eligible retirement plan, simply contact Fidelity to make your election any time before the later of the April 1 following the calendar year in which you reach 70½ or the April 1 following the year you retire.
If you defer distribution of your DPS Plan Account, it will remain invested according to your most recent election. You may continue to perform exchanges (including Real-Time Trades) or rebalance your DPS Plan Account (or any contribution source) among the available Investment Options until the entire balance in your Account has been distributed. You may not take out a loan after your employment ends.
How Payment Will Be Made
The following payment choices are available to you:

•	Lump sum payment

•	Installment payments over a period that does not exceed the joint life-expectancy of you and your beneficiary as determined by the Administrator in accordance with IRS regulations

•	Partial distributions.
You may elect to receive installment payments quarterly, semi-annually or annually. And, at any time, you may elect to take any remaining balance in your Account.
When you choose installments, you must elect either the length of time during which your Account will be paid or a specific dollar amount to be paid to you until the Account balance has been totally distributed. The duration of installment payments cannot exceed the joint life expectancy of you and your beneficiary.
You may elect to have all or any portion of a lump sum payment, partial distribution or any installment payment scheduled to be paid over less than 10 years paid directly to you or directly to an eligible retirement plan. See the “Plan Payments That Are Paid Directly to You (Whether or Not Eligible for Rollover)” section of the “About Federal Taxes” section for exceptions to this rule.
You may also elect to roll over any payment made directly to you. In general, you must complete the rollover to an eligible retirement plan within 60 days after you have received the payment. You should check with the eligible retirement plan to see whether they accept rollovers and the types of rollover money that it will accept.
However, the Trustee must withhold federal income taxes, in an amount equal to 20% of the taxable portion (including any outstanding loan balance) from any cash paid directly to you. Applicable mandatory state and local taxes may also be withheld. The portion of your Account invested in the PMI Stock, Altria Stock, Kraft Heinz Stock, and Mondelēz Stock Investment Options that is distributed to you in shares of stock is not subject to withholding.
You may at any time request a copy of the Special Tax Notice that provides a description of your payment options, which payments qualify for rollover to an eligible retirement plan and what qualifies as an eligible retirement plan.
Options for Payments to Your Beneficiary
In the event of your death, your designated beneficiary will receive information concerning distribution of any remaining balance credited to your Account.
If your Plan beneficiary is your spouse, the available distribution options are the same as those provided to terminated or retired employees.

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Payments to non-spouse beneficiaries are automatically paid as a lump sum. Payment will be made within 12 months after your death unless your beneficiary elects to receive the entire payment not later than 5 years from the end of the year in which you died.
Any balance in the PMI, Altria, Kraft Heinz, or Mondelēz Stock Investment Option will be paid in cash unless an election is made to receive the balance in full shares of stock (any fractional shares would be paid in cash).
Payments to a non-spouse beneficiary may be eligible to be rolled over to an individual retirement account.
PMI, Altria, Kraft Heinz, and/or Mondelēz Stock Distributions
If you have a portion of your Account invested in PMI, Altria, Kraft Heinz, and/or Mondelēz Stock, you must choose whether to receive your distribution from this Investment Option in cash or in full shares of stock. Any fractional share will be paid in cash.
If you elect to receive shares of stock, a certificate for the number of shares of stock you own will be mailed to you. You may continue to own the shares, transfer them, or sell them as you so choose.
Stock distributions may be eligible for certain favorable tax treatment which may be lost if the shares are rolled over to an eligible retirement plan. See the “Taxation of PMI, Altria and Kraft Heinz, and Mondelēz Stock” section. In addition we recommend that you see a tax advisor for assistance.
Distributions upon Retirement, Death or Disability
Since the Company Contribution to the Plan for a given year is not credited until the following year, eligible retirees, beneficiaries, and disabled employees will not be able to receive their final Company Contribution until March of the year following the event.
Whether you had previously elected to receive your total DPS Plan Account balance or not, your final Company Contribution will still be credited to your DPS Account.
You can choose to leave this contribution invested in your Account or request a distribution by contacting Fidelity via NetBenefits or by phone at 1-800-890-4015.
If you do not provide distribution instructions, the Company Contribution will be invested according to your most recent investment election. If you had not previously made an election, the Company Contribution will be invested in the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday.
ABOUT FEDERAL TAXES
The following is a summary of the federal income taxation of withdrawals and distributions (including a distribution as a result of a default on a Plan loan) from the DPS Plan. These payments may also be subject to state and local taxes. Federal legislation, however, prohibits a state other than the state where you reside from taxing any payments made from the DPS Plan.
The following description highlights several important tax rules and is not intended to be a complete description of the income tax consequences of receiving a payment from the DPS Plan.
Because federal guidelines are complicated and subject to change, you should always consult a tax advisor before you receive a withdrawal or distribution from the DPS Plan.
You should also refer to the information from the IRS in the “Special Tax Notice Regarding Plan Payments.” Please contact Fidelity if you would like to receive a copy of this Notice.
Taxes are deferred on Company Contributions, Match Contributions, before-tax (including before-tax catch-up) contributions, and any rollover contributions made to your Account. You also are not taxed on any earnings credited to your Account as long as they remain in the Trust Fund.

Philip Morris International Deferred Profit-Sharing Plan	47

Payments from your Account are taxable in the year they are withdrawn or distributed, unless they are paid in the form of an eligible rollover distribution (defined below) and rolled over on a timely basis to an eligible retirement plan (defined below).
Your after-tax (including any after-tax rollover) contributions are not taxed when withdrawn or distributed because they were subject to tax before they were deposited into the Trust Fund.
However, the earnings credited to your Personal After-Tax and After-Tax Rollover sources are taxable when withdrawn or distributed unless paid in the form of an eligible rollover distribution and rolled over on a timely basis to an eligible retirement plan.
There are two types of DPS Plan payments:

1.	Those that are eligible rollover distributions that can be rolled over to an eligible retirement plan. Payments that can be rolled over to an eligible retirement plan can:

•	be paid directly to the eligible retirement plan (a “direct rollover”), or

•	be paid directly to you. The payment will be taxed in the year you receive it unless, within 60 days, you roll it over to an eligible retirement plan, or

•	be paid in part directly to an eligible retirement plan and in part paid directly to you.

2.
Those that are not eligible rollover distributions and that cannot be rolled over to an eligible retirement plan. These payments (other than after-tax (including any after-tax rollover) contributions) will be taxed in the year you receive them.

Most payments from the Plan qualify as an eligible rollover distribution. However, there are certain DPS Plan payments that are not eligible rollover distributions and cannot be rolled over to an eligible retirement plan. These payments must be paid directly to you. DPS Plan payments that are not eligible rollover distributions and cannot be rolled over are:
•    A withdrawal made on account of hardship.
•    Cash dividends paid to you on PMI Stock held in the PMI Stock Investment Option.

•	A payment that you elect to receive as part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

◦	a period measured by your life expectancy

◦	a period measured by the joint life expectancy of you and your beneficiary, or

◦	a period of 10 or more years.

•	The portion of a payment that is made to you after you reach age 70½ that is the minimum required distribution that must be paid to you in accordance with the Code.

•	Certain other DPS Plan payments, including the amount of a Plan loan that becomes income to you because of a loan default.
An eligible retirement plan includes:

•	A traditional IRA, a Roth IRA, or a SIMPLE IRA (and not a Coverdell Education Savings Account);

•	An “employer plan,” such as:

◦	another plan that is qualified under Section 401(a) of the Code (for example, a 401(k) plan, a profit sharing plan or a defined benefit plan);

◦	A Section 403(a) annuity plan;

◦	A Section 403(b) tax-sheltered annuity; and

◦	An eligible 457(b) plan maintained by a governmental employer.

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Payments that are part of an eligible rollover distribution can be rolled over to an eligible retirement plan, including after-tax contributions from your Personal After-Tax source and after-tax rollover contributions from your After-Tax Rollover source. These payments can be rolled over to a traditional IRA, a SIMPLE IRA, or to an employer plan (except an eligible 457(b) governmental plan) that accepts rollovers of after-tax contributions. However, if you want to roll over your after-tax contributions to an employer plan that accepts these rollovers, you cannot have them paid to you first; they must be directly rolled over to the employer plan.
Once you have rolled over after-tax contributions to a traditional IRA you cannot roll them over to an employer plan. You are responsible for keeping track of the after-tax contributions rolled over to your traditional IRA. This will permit you to determine the amount of any distribution that has already been taxed.
Plan Payments (Eligible Rollover Distributions) That Are Directly Rolled Over to an Eligible Retirement Plan
If you choose a direct rollover of all or a portion of your DPS Plan Account, the portion of your payment that you elected to roll over will not be taxed at the time it is paid to the eligible retirement plan that you have chosen.
You will be taxed when you take the money (or securities) from the eligible retirement plan. Depending on the type of plan, the distribution from the eligible retirement plan may be subject to different tax treatment than it would have been had you elected not to roll over the payment, but to pay the tax at the time of distribution from the DPS Plan.
For example, if you were born before January 1, 1936, you might be entitled to ten-year averaging or capital gain treatment. See the “Ten-Year Averaging Method of Tax” and “Taxation of PMI, Altria and Kraft Heinz, and Mondelēz Stock” sections below.
Remember that if you want to roll over your after-tax contributions to an employer plan that accepts these rollovers, they must be directly rolled over to the employer plan.
Plan Payments That Are Paid Directly to You (Whether or Not Eligible for Rollover)
Plan payments that are Eligible Rollover Distributions.
If you elect to be paid all or part of your DPS Plan Account directly, instead of rolling it over to an eligible retirement plan, there is a mandatory withholding of federal income tax at a 20% rate on the taxable amount of any payment eligible for rollover (state tax withholding may also apply). Thus, you will receive only 80% of the taxable amount of the DPS Plan payment.
Under limited circumstances, you may be able to use special tax rules. See the “Ten-Year Averaging Method of Tax“ section below. And if you receive the payment before you are age 59½, you may also have to pay an additional 10% tax. See the “10% Additional Tax” section.
You do not lose the right to roll over the amount you elected to have paid to you. However, in most cases, you must complete the rollover within 60 days from the date you receive the payment from the DPS Plan. And, if you want to roll over the entire payment to an eligible retirement plan you must find other money within the 60-day period to replace the amount that was withheld for federal income taxes (20% of the taxable portion of the payment).
Plan payments that are not Eligible Rollover Distributions.
Payments (other than after-tax (including any after-tax rollover) contributions) that are not eligible rollover distributions will be taxed in the year you receive them. The mandatory withholding rules described above for eligible rollover distributions do not apply.
The taxable portion of a DPS Plan payment that is not eligible for rollover is subject to federal income tax withholding unless you elect not to have withholding apply.
If the payment is a periodic payment (installment), withholding will be taken according to the wage withholding tables as if you were married, claiming three dependent allowances, unless you elect

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otherwise. If the payment is a non-periodic payment (lump sum), withholding will be taken at a flat 10% rate.
Ten-Year Averaging Method of Tax
Favorable tax treatment may apply to a lump-sum payment from the DPS Plan if you were age 50 or older on January 1, 1986. A lump sum payment is a payment within one taxable year of your entire DPS Plan Account because you have terminated employment from the Philip Morris International companies.
You must also have been a participant in the DPS Plan for at least five years before the year in which you received the payment. See the “Special Tax Notice Regarding Plan Payments” for more details.
10% Additional Tax
Because the DPS Plan is designed to help you save for retirement, the Code imposes a 10% additional tax on certain withdrawals and distributions made before retirement or age 59½. However, this 10% additional tax will not apply if payment is made:

•	After you reach age 59½.

•	Due to your death or termination of employment because of disability.

•	Due to your retirement or termination during or after the year you reach age 55.

•	In equal (or almost equal) installment payments over your life expectancy or the joint life expectancy of you and your beneficiary.

•	Directly to an eligible retirement plan or you roll over the payment on a timely basis to an eligible retirement plan.

•	To your spouse, child or other dependent as required under the terms of a qualified domestic relations order (see the “Assignment of Benefits” section).

•	For un-reimbursed medical expenses, as defined by the IRS, which exceed 7.5% of your adjusted gross income.

•	Directly to the government to satisfy a federal tax levy.

•	To pay you dividends with respect to PMI Stock in the PMI Stock Investment Option that you elected to receive in cash.
Taxation of PMI, Altria, Kraft Heinz, and Mondelēz Stock
There is a special rule if you elect to receive distribution of your DPS Plan Account that is invested in PMI, Altria, Kraft Heinz, or Mondelēz Stock.
Under this special rule,

•
If the payment is less than a lump sum payment, you can elect to not pay tax on the “net unrealized appreciation” of any PMI, Altria, Kraft Heinz, or Mondelēz Stock from your personal after-tax and after-tax catch-up contributions until you sell the shares

•	If the payment is a lump sum payment, you can elect to not pay tax on the “net unrealized appreciation” of all shares of stock distributed to you until you sell the shares.
In both cases, the net unrealized appreciation may be eligible to be taxed at the capital gains rate instead of your income tax rate on subsequent taxable transactions. Net unrealized appreciation generally is the increase in the value of the stock while it was held by the Plan.
If you have been a Plan participant for five years and you were age 50 or older on January 1, 1986, you may also combine this special rule with the ten-year averaging method described earlier.
You can elect to be taxed on the net unrealized appreciation in the year you receive the stock. You can timely elect to roll over the shares of stock to an eligible retirement plan and not pay tax until the amount is paid from the eligible retirement plan. However, in most cases you will no longer be eligible to use this

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special rule or receive capital gains treatment for net unrealized appreciation if you roll over stock to an eligible retirement plan.
This is a complicated area and the above is only a brief summary, so you should consult with a tax advisor prior to electing a distribution strategy for your PMI, Altria, Kraft Heinz, and/or Mondelēz Stock.
If you receive only shares of stock in a payment that can be rolled over to an eligible retirement plan, no amount will be withheld from the payment.
If you receive cash as well as shares of stock in a payment that can be rolled over, the 20% withholding amount will be based on the entire taxable amount paid to you but the amount withheld will be limited to the cash paid to you.
PLAN CLAIMS AND APPEALS
HOW DO I APPLY FOR A PLAN BENEFIT?
Application for a Benefit
When you are eligible to receive a benefit under the Plan, contact Fidelity via NetBenefits or by phone to request payment at 1-800-890-4015.
Violation of Company Policy
Any falsification or misrepresentation of information in connection with an application for a benefit (distribution, loan, hardship withdrawal, etc.) is a violation of Company policy and could result in termination of your employment.
HOW TO APPEAL THE DENIAL OF A CLAIM
The following is the exclusive way to appeal the denial of a claim for a benefit under the Plan.
If the Administrator (or his delegate) determines that no benefit is payable, or reduces or terminates any benefit, the Administrator (or his delegate) will send you an explanation of the complete or partial denial of a benefit under the Plan. This explanation will:

•	set forth the specific reason or reasons for the adverse determination;

•	refer to the specific provisions of the Plan on which it is based;

•	describe any additional material or information needed for the claim to be processed, if any, and explain why such additional material or information is necessary;

•	explain the Plan’s claim review procedure, including the time limits within which to file an appeal; and

•	include a statement of your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
This explanation of the Administrator (or his delegate) will normally be sent to you no more than 90 days after your claim for a benefit was filed with the Administrator (or his delegate). However, if special circumstances require an extension of time to process your claim, you will be notified in writing of the circumstances that require the extension and the date by which the Administrator (or delegate) expects to render a decision. Regardless, you will be notified of the decision of the Administrator (or his delegate) no later than 180 days from the date your application for a benefit was received. The explanation of the Administrator (or delegate) may be sent to you in writing or by electronic notification.
If you wish to appeal a complete or partial denial by the Administrator (or his delegate), you must write to the following address to request a full and fair review of the complete or partial denial by the Administrator (or delegate) within 60 days after receiving the notice of denial:
Philip Morris International Benefits Committee (Benefits Committee)
c/o PMI Global Services Inc.
120 Park Avenue
New York, New York 10017

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The request should be accompanied by any documents, records and other information relating to your claim for a benefit that you have in support of your claim. You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to your claim for a benefit.
The Benefits Committee will send you (and your authorized representative) its decision. Any decision of Benefits Committee that completely or partially denies a benefit will:

•	set forth the specific reason or reasons for the adverse determination;

•	refer to the specific provisions of the Plan on which it is based;

•	include a statement that you may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to your claim for a benefit;

•	include a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain information about these procedures; and

•	include a statement of your right to bring a civil action under section 502(a) of ERISA following the decision of the Benefits Committee.
A decision will be made by the Benefits Committee within 60 days after it receives the written request for review. The review by Benefits Committee will take into account all comments, documents, records and other information submitted by you (or your authorized representative) without regard to whether such information was submitted or considered in the initial determination of the Administrator (or delegate).
However, if special circumstances require an extension of time for a decision, you will be notified in writing of the circumstances that require the extension and the date by which the Benefits Committee expects to render a decision. Regardless, you will be notified of the decision of the Benefits Committee no later than 120 days from the date your request to appeal the adverse benefit determination was received. The decision may be sent to you in writing or by electronic notification.
The Administrator (and his delegates) and the Benefits Committee each have full discretion and authority to interpret the terms of the Plan. Their decisions shall be final and binding. These procedures must be exhausted before you may bring a legal action seeking payment of benefits.
SPECIAL SITUATIONS AFFECTING PLAN BENEFITS
LIMITATIONS ON DPS PLAN CONTRIBUTIONS
Personal, Company, and Match Contributions can only be made up to certain dollar and compensation limits as specified by the Code. For example, for 2018 only $275,000 of eligible compensation can be taken into account in calculating the amount of contributions that can be made to the Trust Fund that holds the assets of the DPS Plan.
Additionally, a maximum contribution of the lesser of $55,000 or 100% of your compensation can be made to the Trust Fund or any other defined contribution plans maintained by the Participating Company on your behalf for 2018.
These dollar amounts will be increased in the future for the cost-of-living. Company Contributions that cannot be made because of these limits are paid from the general assets of your Participating Company under the Philip Morris International Benefit Equalization Plan, plus earnings at the same rate of return as though the contributions had been invested in The Mellon Stable Value Fund.
ASSIGNMENT OF BENEFIT
In general, your rights under the Plan cannot be assigned, attached, garnished, encumbered, or made subject to a lien or any legal process. However, a Qualified Domestic Relations Order (“QDRO”) could require that all or a part of your Plan benefit be paid to your spouse, former spouse, child, or other dependent (an alternate payee).
You will be notified if the Plan receives any domestic relations order claiming to be a QDRO. The Administrator has adopted procedures to determine if a domestic relations order is a QDRO. You can

Philip Morris International Deferred Profit-Sharing Plan	52

obtain a copy of these procedures, without charge. If you want a copy of these procedures, or if you have any questions regarding a QDRO, call the Fidelity Benefits Center Line.
UNCASHED CHECKS
You must advise Fidelity of your current home address and of any change in address. If any Plan check is not cashed, you should contact Fidelity at 1-800-890-4015 to request a stop payment on the check, confirm your address, and Fidelity will mail a replacement check.
No interest will be credited for any delayed payment due to uncashed or lost checks.
LOSS, FORFEITURE, SUSPENSION, OR REDUCTION OF A PLAN BENEFIT
There are circumstances when your Plan benefit will stop, when you will not receive any benefit, or when your benefit is reduced. Although these circumstances are discussed in detail elsewhere in this SPD, they are summarized below:

•	You have not contacted Fidelity or submitted the necessary documents and/or application forms in order to process your benefit payment request (see the “How Do I Apply for A Plan Benefit?” section);

•	You moved and did not provide Fidelity with your new home address (see the “Special Situations Affecting Payment of a Plan Benefit” section);

•
You will not receive a Company Contribution for a year if you do not have two years of eligibility service (one year if hired on or after January 1, 2009) and if you are not employed by a Participating Company (or any other of the Philip Morris International companies) on the last business day of a year and you have not retired, died or qualified for benefits from the LTD Plan during the year (see the “Who Shares in the Company Contribution?” section);

•
If you are a Match-Eligible Employee, you will not receive Match Contributions for any payroll period you do not make a before-tax contribution or after-tax contribution (see the “Match Contributions” section);

•
If you are a Match-Eligible Employee, you will not receive the maximum Match Contributions of 5% of eligible compensation for any payroll period in which that you do not make before-tax contributions, after-tax contributions or a combination of the two of at least 5% of eligible compensation for that payroll period (see the “Match Contributions” section);

•	You take a hardship withdrawal from designated sources and your right to make Personal Contributions is suspended for 6 months (see the “Hardship Withdrawals” section);

•	An alternate payee is entitled to all or a portion of your Plan benefit under a QDRO (see the “Assignment of Benefit” section);

•	You do not repay a Plan loan in full when it is due and the balance in your Account is reduced by the amount of the unpaid loan (see the “If You Default on Your Loan” section);

•	You cannot make any more contributions for a calendar year because your contributions have reached the maximum permitted by law (see the “Limits on Your Personal Contributions” section;

•	Your benefit reaches the maximum permitted by law and the balance must be paid from the general assets of your Participating Company (see the “Limitations on DPS Plan Contributions” section);

•
You have requested a loan, a hardship withdrawal or your account is subject to a QDRO and your account balance is reduced by individual participant transaction fees (see the DPS Plan Fees” section “below);

•	Your Account balance will be reduced periodically by your share of fees paid by the Plan (see the “DPS Plan Fees” section); and

•	The Plan is amended or terminated (see the “Plan Continuance” section).

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DPS PLAN FEES
Nearly all of the expenses of administering the Plan and investing the Plan’s assets are paid from the Plan’s assets. There are three different types of expenses, each of which is described below:

1.	Investment Option Fees

2.	Common Administrative Expenses

3.	Individual Participant Transaction Fees.
INVESTMENT OPTION FEES
Professional investment management firms are retained to manage each Investment Option (except PMI, Altria, Kraft Heinz, and Mondelēz Stock). Fees paid to these firms are charged against the net asset value (“NAV”) of the specific Investment Option and reduce your investment return. In addition to its investment return and risk profile, you may want to consider each Investment Option’s expense ratio.
Investment management fees are the principal expense of managing an Investment Option.
In addition, Investment Option expenses include a variety of administrative expenses, such as brokerage fees and other expenses.
See the “Fund Performance” section for the investment management expenses charged directly to each Investment Option.
ADMINISTRATIVE FEES
Administrative fees, such as participant recordkeeping fees are shared by you and the Participating Company. The share of administrative fees paid by participants is charged directly to each participant’s Account on a quarterly basis.
The actual amount of administrative fees charged to your DPS Plan Account is reflected on your participant statements and on Fidelity NetBenefits.
The annual Plan level fee is 0.02% of the Plan's assets. This amount will be deducted from participant accounts proportionally based upon account balance. The maximum fee is $75 per quarter or $300 per year. For example, if your account balance is $10,000, you will have an estimated fee between $0.00 and $7.00 per year deducted quarterly.
PARTICIPANT TRANSACTION FEES
Participant transaction fees on the chart below are charged directly to the Account of the Participant who initiated the transaction. You can manage the amount of expenses charged to your Account by deciding when and how often you use these services. For example, if you choose to receive any PMI Stock dividends in cash, you can reduce the fee by signing up for EFT payments rather than having a check issued.

Loan establishment	$35 one-time establishment fee for each new loan. There is no initiation fee for refinancing of home loans
Loan maintenance	$3.75 quarterly charge for each quarter the loan is outstanding. Loans initiated prior to January 1, 2008, are not subject to the monthly loan maintenance fee.
In-Service Non-Hardship Withdrawals	$20 per withdrawal

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Immediate cash payout of PMI Stock (ESOP) dividends	$3 per Electronic Fund Transfer $4 per check
Minimum Required Distribution (MRD)	$25 annually
Domestic Relations Order Qualification	$300 per qualification processed online; or $1,200 per qualification processed offline
Real-Time Trading - Commissions	2.9¢ per share of PMI, Altria, Kraft Heinz, and Mondelēz Stock traded
Real-Time Trading - SEC Fees
0.000013 per dollar of the total trade of stock sold. For example, the SEC fee for selling 1,000 shares of PMI Stock at $120.00 per share is $1.56 (0.000013 x 1,000 x $120.00). This fee may be, and often is, changed by the SEC.

Request for overnight delivery	$25 for each request
Short-term Redemption Fee	N/A

VOTING AND TENDER RIGHTS FOR PARTICIPANTS INVESTING IN PMI, ALTRIA, KRAFT HEINZ, AND MONDELĒZ STOCK
Ownership rights relating to shares of PMI, Altria, Kraft Heinz, and Mondelēz Stock held in your Account, including voting and tender rights, are passed through to you. Each Participant is the named fiduciary with respect to the voting and tendering of shares of stock held in their Account as well as with respect to any other rights regarding stock that are passed through to the participant.
Newport Trust Company (“Newport”) is responsible for ensuring that your purchase, holding, and sale of PMI Stock and the exercise of voting, tender, and similar rights are done in accordance with procedures that have been designed to safeguard the confidentiality of such information.
Newport is also responsible for ensuring that your holding and sale of Altria, Kraft Heinz, and Mondelēz Stock and the exercise of voting, tender, and similar rights are done in accordance with procedures that have been designed to safeguard the confidentiality of such information.
Prior to each shareholders meeting, the Trustee will send you the necessary voting forms and instructions. You can then direct the Trustee how to vote (including not to vote) the shares of PMI, Altria, Kraft Heinz, and Mondelēz Stock credited to your DPS Plan Account.
If you provide no such direction, the Trustee will vote your shares in the same proportion on each issue as it votes the shares of Participants who provided directions.
Similarly, in the event of a tender offer, the Trustee will send you all tender materials together with a tender form. The form will show the number of full and fractional shares of PMI, Altria, Kraft Heinz, and Mondelēz Stock subject to the tender offer credited to your Account. You can then direct the Trustee to tender (or not to tender) some or all of the shares of stock credited to your DPS Plan Account. If you provide no direction, the Trustee will not tender your shares, except as otherwise required by law.
Your exercise of ownership rights with respect to shares of PMI, Altria, Kraft Heinz, and Mondelēz Stock credited to your DPS Plan Account, including your voting and tender directions, will be held in confidence and will not be divulged except to the extent necessary to comply with applicable law or as otherwise described in the applicable PMI proxy statement.
ERISA GENERAL INFORMATION
This is the “Summary Plan Description” called for by the Employee Retirement Income Security Act of 1974, as amended. It describes the highlights of the Plan and does not attempt to cover all the details of

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the Plan. The actual provisions of the Plan will govern in settling any questions that may arise. These provisions are set forth in the official Plan document and Trust Agreement, which governs the operation of the Plan. You can obtain a copy of the registration statement, the Plan and the Trust Agreement from your Human Resources Department. To protect your own best interests, you should contact that Department if you have any questions about the Plan.
PLAN NAME
The official name of the Plan is the “Philip Morris International Deferred Profit-Sharing Plan.” It is sometimes referred to as the “Deferred Profit-Sharing Plan,” the “DPS Plan” or simply as “the Plan.”
PLAN TYPE
The Philip Morris International Deferred Profit-Sharing Plan is a defined contribution plan under ERISA and the Code. This means that the Plan does not guarantee a specific benefit amount for any participant. The amount of your benefit depends solely on the contributions to your Account and on investment gains and losses.
The Plan is composed of two parts: one part is a profit-sharing plan (including a cash or deferred (401(k)) arrangement intended to meet the requirements of Sections 401(a), 401(k) and 401(m) of the Code). The other part of the Plan is a stock bonus plan that is an employee stock ownership plan intended to meet the requirements of Section 401(a) and 4975(e) of the Code. The Plan is a “self-directed individual account plan” which means that you are responsible for directing the investment of your Account. The benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC).
PLAN IDENTIFICATION
The Plan is identified by the following numbers:
Employer Identification Number: 03-0494952.
Plan Number: 002.
PLAN SPONSOR, PLAN ADMINISTRATOR AND FIDUCIARIES
Plan Sponsor
The Plan is sponsored by PMI Global Services Inc., 120 Park Avenue, New York, New York, 10017, for its eligible employees and eligible employees of other Participating Company.
Plan Administrator
The Plan is administered by the Administrator, who is designated in the Plan as Director, People & Culture US. Correspondence should be addressed to: Administrator, c/o Philip Morris International Inc., 120 Park Avenue, New York, New York, 10017, and telephone (917) 663-2000.
The Administrator (or his delegate) is charged with managing the operations of the Plan.
Fiduciaries
The Administrator is the named fiduciary with respect to matters involving the administration of the Plan.
The Philip Morris International Benefits Committee (the “Benefits Committee”), c/o Philip Morris International Inc., 120 Park Avenue, New York, New York 10017, is a named fiduciary responsible for hearing complete or partial denials of claims for a benefit.
The Administrator and Benefits Committee decide all questions that come before them for all Plan participants and their beneficiaries and are granted the discretion to interpret the provisions of the Plan.
Notwithstanding anything in the Plan to the contrary, the Administrator shall have discretionary and final authority to determine the groups that are eligible to participate, interpret the Plan, determine questions of elections, contributions, and benefits, and resolve ambiguities, inconsistencies, and omissions. Benefits under this Plan will be paid only if the Administrator or the Benefits Committee, as applicable, decides in its discretion that the applicant is entitled to them.

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The Administrator also has discretion and authority to interpret Plan terms to reflect the Plan Sponsor's intent. In the event of a scrivener's error that renders a Plan term inconsistent with the Plan Sponsor's intent, the Plan Sponsor's intent controls, and any inconsistent Plan term is made expressly subject to this requirement. The Administrator has the authority to review objective evidence to conform the Plan term to be consistent with the Plan Sponsor's intent. Any determination made by the Administrator shall be given deference in the event it is subject to judicial review and shall be overturned only if it is arbitrary and capricious.
The Benefits Committee, comprised of senior executives of PMI Global Services Inc. is also a named fiduciary and has assumed fiduciary responsibility for all of the Investment Options, except the PMI Stock, Altria Stock, Kraft Heinz Stock, and Mondelēz Stock Investment Options. The Benefits Committee oversees and selects the Investment Options offered under the Plan (other than the stock Investment Options), appoints investment managers to manage the Investment Options and monitors the investment performance of each of those options.
You direct the Trustee how to invest your DPS Plan Account (and future contributions) among the Investment Options (other than the Altria Stock Investment Option, the Kraft Heinz Stock Investment Option, the Mondelēz Stock Investment Option, and the Fidelity Money Market Fund).
The Benefits Committee also is responsible for monitoring the performance of Financial Engines, the investment advisor that offers investment advice on how to invest your DPS Plan Account, as well as other tax-deferred accounts.
Newport Trust Company, an independent third-party fiduciary, has assumed sole fiduciary responsibility for the PMI Stock, Altria Stock, Kraft Heinz Stock, and Mondelēz Stock Investment Options. Newport will have no responsibility for any Investment Option other than these three stock Investment Options.
In discharging its obligations as named fiduciary, Newport has the authority to impose any limitation or restriction on the investment of participants’ accounts in the stock Investment Options, including deciding whether the PMI Stock Investment Option, Altria Stock Investment Option, Kraft Heinz Stock Investment Option, and/or Mondelēz Stock Investment Option should continue to be offered as an Investment Option under the Plan. If Newport determines that it is no longer prudent to maintain the PMI Stock Investment Option, Altria Stock Investment Option, Kraft Heinz Stock Investment Option, and/or Mondelēz Stock Investment Option, Newport will liquidate such options and reinvest the proceeds in the Vanguard Target Retirement Fund with the target retirement date closest to your 65th birthday.
Newport will not take any action with respect to the PMI Stock Investment Option simply because of fluctuations in the market price of PMI common stock, even if a substantial or prolonged decline in the market price of PMI common stock occurs as a result of adverse disclosures concerning PMI or its businesses.
Newport will also determine whether a tender offer for PMI Stock, Altria Stock, Kraft Heinz Stock, or Mondelēz Stock that is for less than 5% of the outstanding shares of the relevant stock or that is for less than the closing price of the stock, should be made available to participants.
PLAN YEAR
The DPS Plan and all of its records are kept on a calendar year basis, beginning on January 1 and ending on December 31 of each year.
PLAN FINANCING
Company Contributions and Match Contributions to the Plan are determined under a formula outlined in the Plan document. All Company, Match, and Personal Contributions are made to Trust Fund. See the “Plan Trustee” section
Nearly all the costs of administering the Plan and investing the Plan’s assets, such as investment management fees, Trustee fees, brokerage commissions, and legal fees are paid from the Plan’s assets. See the “DPS Plan Fees” section. Any remaining expenses are paid by the Participating Company.

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PLAN TRUSTEE
The Benefits Committee has been authorized to enter into a trust agreement with one or more trustees. Under a trust agreement, the Trustee receives Company Contributions and Personal Contributions under the Plan and distributes the funds in accordance with instructions and directions from the Benefits Committee, the Administrator, or a third-party record-keeper retained to perform these administrative tasks. The Trust Fund is maintained by the Plan’s Trustee, Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109. The Trust Fund exists for the exclusive benefit of Plan participants and their beneficiaries. All benefits payable under the Plan are distributed by Fidelity Employee Services Company.
INFORMATION CONCERNING THE INVESTMENT OPTIONS
The Administrator is responsible for making available the information set forth below. You may request this information from Fidelity and most of the information is also available online through Fidelity NetBenefits:

•
A description of the annual operating expenses of each of the Investment Options, including investment management and administrative fees and transaction costs that reduce the rate of return and the aggregate amount of such expenses expressed as a percentage of the average net asset of each Investment Option;

•	Copies of any prospectuses, financial statements and reports, and any other material relating to the Investment Options, to the extent provided to the Plan;

•
A list of the assets comprising each of the Investment Options, the value of each such asset (or the proportion of the Investment Option which it comprises), and with respect to any Investment Option that holds a fixed income contract, the name of the issuer of each fixed rate investment contract issued by a bank, savings and loan association, or insurance company, and the term and rate of return on the fixed income contract; and

•	Information concerning the value of the units or shares of each of the Investment Options, including past and current investment performance.
PLAN CONTINUANCE
The Plan provides that the Board of Directors of PMI Global Services Inc. may amend, retroactively or otherwise, suspend, or terminate the Plan at any time. Any Participating Company may cease its participation in the Plan by action of its board of directors. In addition, the Administrator has been delegated the authority to amend the Plan if the amendment will not increase the annual expenditure of the Plan by more than a stated dollar limit. This dollar amount may be increased in the future.
If the Plan is terminated, no further Company Contributions or Match Contributions will be made to the Plan and you will cease to be able to make Personal Contributions to the Plan.
AGENT FOR SERVICE OF LEGAL PROCESS
The person designated as agent for service of legal process is the Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York, 10017. Legal process may also be served on the Plan Trustee or the Plan Administrator.
STATEMENT OF PARTICIPANT’S RIGHTS
The Department of Labor issued regulations that require the Participating Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designed by the Department of Labor to satisfy this requirement and is presented accordingly.
As a participant in the Philip Morris International Deferred Profit-Sharing Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

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RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS
Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
PRUDENT ACTIONS BY PLAN FIDUCIARIES
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.
ENFORCE YOUR RIGHTS
If your claim for a plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.
If you have a claim for a benefit that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.
If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the plan prior to your exhaustion of the plan’s claims procedures described in this SPD.
ASSISTANCE WITH YOUR QUESTIONS
If you have any questions about your plan, you should contact Fidelity.
If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866-444-3272.

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PARTICIPATING COMPANY
This booklet describes Plan benefits for the following employees who meet the Plan’s eligibility requirements:
Salaried employees on the benefits eligible U.S.-based payrolls of:
PMI Global Services Inc. Third country nationals of a Participating Company who are not on an U.S. expatriate payroll, employees temporarily in the United States for training, on international assignments, such as expat or short-term assignments, are not eligible to participate.
Employees primarily located outside of the United States who are paid from a local non-U.S.-based payroll and covered by the local benefits program are not eligible to participate.

January 1, 2018